Exhibit 99.3

ENODIS LIMITED

(Formerly Enodis plc)

REPORT AND FINANCIAL STATEMENTS

FOR THE 52 WEEKS ENDED 27 SEPTEMBER 2008

Registered no:  109849

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Enodis Limited, London, United Kingdom

We have audited the accompanying consolidated balance sheets of Enodis Limited and subsidiaries (the “Company”) as of 27 September 2008 and 29 September 2007, and the related consolidated income statement, consolidated statement of recognised income and expense, reconciliation of changes in consolidated shareholders’ equity, and consolidated cashflow statement for the 52 week periods ended 27 September 2008, 29 September 2007 and 30 September 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at as of 27 September 2008 and 29 September 2007, and the results of their operations and their cash flows for the 52 week periods ended 27 September 2008, 29 September 2007 and 30 September 2006 in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

DELOITTE LLP

London, United Kingdom

December 19, 2008

Consolidated income statement

		52 weeks to 27 September 2008			52 weeks to 29 September 2007			52 weeks to 30 September 2006
	Notes	Before Amortisation of Acquisition Intangibles and Exceptional Items	Amortisation of Acquisition Intangibles and Exceptional Items (notes 1 & 7)	Total	Before Amortisation of Acquisition Intangibles and Exceptional Items	Amortisation of Acquisition Intangibles and Exceptional Items (notes 1 & 7)	Total	Before Amortisation of Acquisition Intangibles and Exceptional Items	Amortisation of Acquisition Intangibles and Exceptional Items (notes 1 & 7)	Total
		£m	£m	£m	£m	£m	£m	£m	£m	£m

Food equipment	1,3,4	870.2	—	870.2	802.5	—	802.5	762.1	—	762.1
Property		—	—	—	1.9	—	1.9	6.2	—	6.2
Revenue		870.2	—	870.2	804.4	—	804.4	768.3	—	768.3

Food equipment		103.1	(7.4)	95.7	89.0	(0.5)	88.5	80.8	(0.1)	80.7
Property		(1.9)	(0.5)	(2.4)	(1.0)	(4.8)	(5.8)	(0.9)	—	(0.9)
Corporate costs		(10.5)	(70.2)	(80.7)	(10.2)	(0.5)	(10.7)	(9.0)	(1.8)	(10.8)
Operating profit/(loss)	1,4,6	90.7	(78.1)	12.6	77.8	(5.8)	72.0	70.9	(1.9)	69.0
Financing costs	9	(10.9)	—	(10.9)	(10.2)	—	(10.2)	(9.7)	—	(9.7)
Investment income	3,10	1.1	—	1.1	1.5	—	1.5	2.9	—	2.9
Profit/(loss) before taxation		80.9	(78.1)	2.8	69.1	(5.8)	63.3	64.1	(1.9)	62.2
Taxation (expense)/benefit	11	(24.5)	(1.2)	(25.7)	(22.2)	—	(22.2)	(22.9)	—	(22.9)
Profit/(loss) for financial period		56.4	(79.3)	(22.9)	46.9	(5.8)	41.1	41.2	(1.9)	39.3

		£m	£m	£m
Profit/(loss) for the financial period is attributable to:
- Equity holders of the parent		(23.1)	41.0	39.1
- Minority interests		0.2	0.1	0.2
Earnings/(loss) per share (pence)	13
- Basic earnings/(loss) per share		(6.3)	10.5	9.7
- Diluted earnings/(loss) per share		(6.3)	10.3	9.5

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of recognised income and expense

	Notes	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
		£m	£m	£m
Exchange differences on translation of foreign operations	1	36.5	(15.8)	(15.2)
Gains/(losses) on cash flow hedges		(1.3)	(0.2)	0.5
Gains/(losses) on net investment hedges		(15.9)	4.4	3.3
Actuarial gains/(losses) on defined benefit and other post-retirement schemes	28	(7.0)	(3.6)	4.1
Tax on items taken directly to equity		9.3	2.7	(1.2)
Net income/(expense) recognised directly in equity		21.6	(12.5)	(8.5)
Transfers to profit or loss on cash flow hedges		0.8	(0.5)	(0.2)
Profit/(loss) for the financial period		(22.9)	41.1	39.3
Impact from adopting IAS32 and IAS39		—	—	(1.2)
Total recognised income/(expense) for the period		(0.5)	28.1	29.4
Total recognised income/(expense) for the period is attributable to:
– Equity holders of the parent		(0.7)	28.0	29.2
– Minority interests		0.2	0.1	0.2
		(0.5)	28.1	29.4

Reconciliation of changes in consolidated shareholders’ equity

	Notes	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
		£m	£m	£m
Total recognised income/(expense) for the period, attributable to equity holders of the parent		(0.7)	28.0	29.2
Dividends paid	12	(18.3)	(14.0)	(8.6)
New shares issued	25, 26	1.7	3.2	1.4
Repurchase of existing shares	25, 26	(2.1)	(81.8)	—
Exercise of options from the ESOP trust		0.9	0.2	—
Addition to share-based payments reserve	27	1.2	0.9	1.6
Net addition to/(reduction in) shareholders’ equity		(17.3)	(63.5)	23.6
Shareholders’ equity at the beginning of the period		193.8	257.3	233.7
Shareholders’ equity at the end of the period		176.5	193.8	257.3

The accompanying notes form an integral part of these consolidated financial statements.

Consolidated balance sheet

	Notes	27 September 2008	29 September 2007
		£m	£m
Assets: Non-current assets
Goodwill	14	196.7	175.3
Other intangible assets	15	14.2	11.0
Property, plant and equipment	16	97.1	79.3
Pension and other post-retirement assets	28	—	4.6
Investments	17	7.9	6.4
Deferred tax assets	11	33.7	36.8
		349.6	313.4
Current assets
Inventories	18	103.3	91.5
Trade and other receivables	19	151.0	134.7
Investments	17	0.2	0.2
Cash and cash equivalents		57.0	40.7
		311.5	267.1
Total assets:		661.1	580.5

Liabilities:
Current liabilities
Trade and other payables	20	221.7	171.8
Borrowings	20	15.0	4.0
Corporation tax payable		7.3	11.0
Short-term provisions	24	55.8	15.9
		299.8	202.7
Non-current liabilities
Borrowings and obligations under finance leases	21	144.1	141.5
Other payables		3.0	1.0
Pension and other post-retirement obligations	28	20.4	18.1
Long-term provisions	24	14.3	19.6
Deferred tax liabilities	11	2.3	3.4
		184.1	183.6
Equity:
Called up equity share capital	25	36.9	36.9
Share premium account	26	6.0	4.5
Retained earnings	26	121.4	163.1
Foreign currency translation and hedging reserve	26	3.6	(16.5)
Other reserves	26	8.8	8.0
ESOP trust	26	(0.2)	(2.2)
Equity shareholders’ funds		176.5	193.8
Minority interests		0.7	0.4
Total liabilities and equity		661.1	580.5

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board on 19 December 2008.

Director	Director

Consolidated cash flow statement

	Notes	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
		£m	£m	£m
Net cash inflow/(outflow) from operating activities	(a)
Operating activities before exceptional items and tax		97.1	76.7	78.4
Operating exceptional items		(6.5)	(0.5)	(0.5)
Tax paid		(17.8)	(8.4)	(6.2)
Net cash inflow from operating activities		72.8	67.8	71.7

Cash flows from investing activities
Acquisition of subsidiary undertakings – cash consideration		(4.2)	(16.0)	(4.7)
Acquisition of property, plant and equipment		(22.6)	(18.5)	(16.6)
Disposal of property, plant and equipment		1.4	0.6	0.1
Acquisition of Investments		(1.6)	—	—
Disposal of investments		—	—	1.4
Acquisition of software		(2.0)	(2.5)	(1.6)
Interest received		1.1	1.1	1.7
Dividends received from joint venture		—	0.3	—
Net cash flows from investing activities		(27.9)	(35.0)	(19.7)

Cash flows from financing activities
Dividends paid		(18.5)	(13.8)	(8.6)
Issue of ordinary shares		1.7	3.2	1.4
Repurchase of ordinary shares		(2.8)	(81.0)	—
Increase/(decrease) in revolving credit facility		(13.9)	(65.3)	(36.5)
Increase/(decrease) in US Private Placement		—	124.1	—
Increase/(decrease) in borrowings due within one year		2.2	(1.7)	0.7
Increase/(decrease) in other long-term debt		(0.4)	(0.3)	(0.3)
Interest paid		(9.3)	(8.3)	(6.8)
Financing fees paid		(0.9)	(0.5)	—
Net cash flows from financing activities		(41.9)	(43.6)	(50.1)

Increase/(decrease) in cash and cash equivalents		3.0	(10.8)	1.9
Cash and cash equivalents at the beginning of the period		37.5	47.5	46.8
Exchange gains and losses on cash and cash equivalents		4.5	0.8	(1.2)
Cash and cash equivalents at the end of the period		45.0	37.5	47.5

Cash and cash equivalents at the end of the period comprise:
Cash and cash equivalents per balance sheet		57.0	40.7	50.5
Overdrafts included in current liabilities		(12.0)	(3.2)	(3.0)
		45.0	37.5	47.5

The accompanying notes form an integral part of these consolidated financial statements.

Notes to the consolidated cash flow statement

	52 weeks to 27 September 2008			52 weeks to 29 September 2007			52 weeks to 30 September 2006
	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
a) Reconciliation of profit/(loss) before taxation to net cash inflow/(outflow) from operating activities before tax
Profit (loss) before taxation	80.9	(78.1)	2.8	69.1	(5.8)	63.3	64.1	(1.9)	62.2
Financing costs	10.9	—	10.9	10.2	—	10.2	9.7	—	9.7
Investment income	(1.1)	—	(1.1)	(1.5)	—	(1.5)	(2.9)	—	(2.9)
Operating profit/(loss)	90.7	(78.1)	12.6	77.8	(5.8)	72.0	70.9	(1.9)	69.0
Depreciation, amortisation and impairments	14.5	1.2	15.7	12.7	0.5	13.2	14.3	0.1	14.4
Share-based payment expense	1.1	—	1.1	0.9	—	0.9	1.6	—	1.6
Gain on disposal of investments	—	—	—	—	—	—	(0.4)	—	(0.4)
Increase/(decrease) in provisions	(7.2)	37.0	29.8	(4.5)	0.8	(3.7)	(2.1)	—	(2.1)
(Increase)/decrease in inventories	(3.7)	1.9	(1.8)	(11.6)	2.7	(8.9)	(1.4)	—	(1.4)
(Increase)/decrease in trade and other receivables	(2.3)	—	(2.3)	(18.3)	—	(18.3)	(12.3)	—	(12.3)
Increase/(decrease) in trade and other payables	4.0	31.5	35.5	19.7	1.3	21.0	7.8	1.3	9.1
Net cash inflow/(outflow) from operating activities before tax	97.1	(6.5)	90.6	76.7	(0.5)	76.2	78.4	(0.5)	77.9

	52 weeks to 27 September 2008	52 weeks to 29 September 2007
	£m	£m
b) Summary of movements in net debt(i) and reconciliation to balance sheet:
Net increase/(decrease) in cash and cash equivalents	3.0	(10.8)
Net (increase)/decrease in borrowings	12.5	(35.8)
Net increase/(decrease) in defeasance trust investments	—	(22.5)
Effect of foreign exchange rate movements	(12.8)	6.1
Movement in net debt for the period	2.7	(63.0)
Net debt at the beginning of the period	(104.8)	(41.8)
Net debt at the end of the period	(102.1)	(104.8)

Net debt at the end of the period comprises:
Cash and cash equivalents	57.0	40.7
Other current borrowings	(15.0)	(4.0)
Non-current borrowings	(7.4)	(17.7)
US Private Placement	(135.6)	(122.7)
Non-current finance lease obligations	(1.1)	(1.1)
Net debt at the end of the period	(102.1)	(104.8)

(i)         Net debt consists of all borrowings, finance lease obligations and cash and cash equivalents.

Notes to the consolidated financial statements

1.                                ACCOUNTING POLICIES

Basis of preparation

Enodis Limited (formerly Enodis plc) is a company incorporated in the UK under the Companies Act 1985. These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), International Accounting Standards (“IAS”) and Interpretations issued by the International Accounting Standards Board (“IASB”).

These financial statements have been prepared on the historical cost basis except for certain financial instruments, pensions, other post employment benefits and share-based payments.

The Group’s income statement prepared under IFRS is presented in accordance with IAS 1 “Presentation of Financial Statements”. IAS1 does not provide definitive guidance on the format of the income statement but states key lines that should be disclosed. It also requires additional line items, sub-totals and headings to be presented on the face of the income statement when such presentation is relevant to an understanding of the entity’s financial performance.

The Group’s financial performance is analysed into two components: underlying performance, which excludes amortisation of acquisition intangibles and exceptional items, and exceptional items and the amortization of acquisition intangibles. Underlying performance is used by management to monitor financial performance as it is considered that it improves the comparability of our reported financial performance from year to year. Underlying performance subtotals, which exclude amortisation of acquisition intangibles and exceptional items, are presented on the face of the income statement or in the notes to the financial statements.

Amortisation of acquisition intangibles and exceptional items are items of income and expenditure that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and significantly distort the comparability of financial performance between periods. Items of income or expense that are considered by management for designation as exceptional include such items as costs attributed to bid approaches for the Group, including the successful acquisition of the Group by the Manitowoc Company, Inc., significant business restructurings, impairments of assets and changes in non-operational provisions.

Costs arising from restructuring programme primarily relate to redundancy costs. Redundancy costs are charged to the income statement in the year in which an irrevocable commitment is made to incur the costs and the main features of the restructuring plan have been announced to affected employees. Acquisition-related intangibles comprise intangible assets, principally purchased brands, that are only recognised as a consequence of the accounting required for a business combination. The amortisation of acquisition-related intangibles distorts the comparison of financial performance of acquired businesses with non-acquired businesses.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Entities over which the Group has the ability to exercise control (control is achieved where the Group has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities) are accounted for as subsidiary entities (“subsidiaries”) and where the Group has joint control, they are accounted for as joint ventures using the equity method of accounting.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies into line with those used by the Group.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Minority interests in the net assets of controlled subsidiaries are identified separately from the Group’s equity therein.

1.           ACCOUNTING POLICIES (CONTINUED)

Foreign currencies

The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in pounds Sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

On consolidation the assets and liabilities of overseas subsidiaries are translated into Sterling at the rates of exchange ruling at the balance sheet date. Income and expense items are translated at the average rate for the month in which they arose. Differences arising from the restatement of opening foreign currency net investments (or from the date of control in the case of acquisitions made during the year) and foreign currency borrowings to the rate ruling at the balance sheet date are taken directly to the Group’s foreign currency translation reserve. In addition, exchange differences arising from the retranslation of overseas profit and losses from average rate to closing rate are taken directly to the Group’s foreign currency translation reserve. Such translation differences are recognised as income or as expense in the financial period in which the related operations are disposed of.

Transaction differences arising from exchange rate variations are included within operating profit/(loss).

Revenue

Revenue represents the fair value of the amounts receivable for goods and services provided in the normal course of business, net of trade discounts and allowances, value added tax and other sales related taxes. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in light of contractual and historical information.

Revenue from product sales is recognised when evidence of an arrangement exists, all the risks and rewards of ownership and loss have transferred to the customer, the price is fixed or determinable and collectability is reasonably assured. Revenue from the installation of products is recognised when the installation is complete. Service revenue is recognised over the period to which services are rendered. Revenue from the sale of extended warranty cover is recognised on a straight-line basis over the term of the contract. Property revenue is recognised at fair value of the consideration received or receivable on legal completion.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial assets to that asset’s net carrying amount.

Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established.

Research and development

Expenditure on research activities is charged to the income statement in the period in which it is incurred.

Development expenditure on new or substantially improved products is capitalised only once the criteria specified under IAS38 “Intangible Assets” have been met which, among other requirements, requires the technical feasibility of the developed product having being proven. Prior to and during the 52 weeks ended 27 September 2008, no development expenditure satisfied the necessary conditions of IAS38.

Pensions and other post-employment benefits

The costs of providing pensions under defined benefit schemes are calculated using the Projected Unit Credit Method and are spread over the period during which the benefit is expected to be derived from the employees’ services, in accordance with the advice of professionally qualified actuaries. Pension obligations are measured at the present value of estimated future cash flows discounted at rates reflecting the yields of high quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.

Actuarial gains and losses, differences between the expected and actual returns, and the effect of changes in actuarial assumptions are recognised in the Statement of Recognised Income and Expense in the period that they arise.

The Group’s contributions to defined contribution schemes are charged to the income statement as they fall due.

The costs of other post-retirement liabilities are calculated in a similar way to defined benefit pension schemes and are spread over the period during which benefit is expected to be derived from the employees’ services, based upon the advice of professionally-qualified actuaries.

Borrowing costs

The Group’s policy is not to capitalise interest costs for qualifying assets during their construction.

1.           ACCOUNTING POLICIES (CONTINUED)

Taxation

Corporation tax payable is provided on taxable profits at the current rate. Credit is taken for Advance Corporation Tax written-off in previous years when it is recoverable against current corporation tax liabilities.

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences and any brought forward tax losses can be utilised.

Deferred tax is provided on temporary differences arising on investments in subsidiaries and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Acquisitions and disposals

The Group applies the purchase method of accounting for the acquisition of a business, including equity method investees. Under this approach, fair values are attributed to the net separable assets acquired. The cost of the acquisition is measured at the aggregate of the fair values of assets given and liabilities incurred plus any costs directly attributable to the business combination. Where the cost of the net assets acquired exceeds the fair value attributable to such net assets, the difference is treated as purchased goodwill.

On the subsequent disposal of a previously acquired business, the profit or loss on disposal is calculated by deducting from the net proceeds the carrying amount of any related goodwill, net assets, foreign exchange gains and losses previously held in reserves and charging any related transaction costs.

Goodwill

Goodwill is initially measured at cost. Goodwill arising on the acquisition of subsidiaries and joint ventures subsequent to 1998 has been capitalised. In the case of acquisitions that arose during or before December 1998, goodwill was written-off directly to equity.

Goodwill recognised as an asset on the Group’s balance sheet is denominated in the currency of the related acquisition and is stated at cost less any accumulated impairment losses and amounts previously amortised. Goodwill is deemed to have an indefinite useful life and is not subject to an annual amortisation charge. Instead, goodwill is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed.

Other intangible assets

Assets presented under other intangible assets are stated at cost less accumulated depreciation and any accumulated impairment loss. Acquisition Intangibles are defined as those arising on consolidation in accordance with IFRS3 “Business Combinations” as well as IAS38 “Intangible Assets”. Other intangible assets include:

Software: The costs of acquiring and developing computer software for internal use are capitalised as intangible fixed assets where the software supports significant business systems and the expenditure leads to the creation of a durable asset. Depreciation on software is calculated to write-off the cost to the expected residual value, on a straight-line basis, over the expected useful lives as follows:

•                  Enterprise Resource Planning software: 14.3% p.a; and

•                  Other software: 33.3% p.a.

Purchased patents and brands: These are amortised on a straight-line basis over their estimated useful lives, ranging from 6.7%–20% p.a.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation on property, plant and equipment is charged so as to write-off the cost, other than assets in the course of construction, to the expected residual value, on a straight-line basis, over the expected useful lives as follows:

•                  Freehold land: nil;

•                  Freehold and long leasehold buildings: 1%–2% p.a;

•                  Short leasehold properties: over the unexpired period of the lease; and

•                  Plant and equipment: 10%–33.3% p.a.

1.           ACCOUNTING POLICIES (CONTINUED)

Impairment of non-current assets

All non-current assets are tested for impairment whenever events or circumstances indicate that their carrying value may be impaired. Additionally, goodwill is subject to an annual impairment test.

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets relating to a finance lease are recognised at their fair value on acquisition, or if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and the lease liability so as to achieve a constant rate of interest over the lease term. Finance charges are charged to the income statement.

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are spread on a straight-line basis over the lease term.

Inventories

Inventories are stated at the lower of cost and net realisable value. The cost of work-in-progress and finished goods includes an appropriate portion of manufacturing overheads incurred in bringing the inventories to their present location and condition. Net realisable value represents fair value less costs to sell.

Provisions

Provisions are recognised when the Group has a present obligation as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

Legal and other disputes

Provision is made for anticipated settlement costs; and the costs to be incurred achieving settlement, where the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle that obligation. No provision is made for other unasserted claims.

Share-based payments

Incentives in the form of share-based payments are provided to employees under the Group’s share option and performance share plan schemes. Based on the transitional exemptions under IFRS, the Group has elected not to apply IFRS2 “Share-based Payment” retrospectively to share options granted prior to 7 November 2002. Options and Performance Shares granted after 7 November 2002 are measured at fair value on the date of grant. Fair value of share options granted are calculated using the Black-Scholes pricing model, as well as incorporating a discount for the scheme’s market based performance conditions. The fair value of Performance Shares is calculated using a stochastic valuation model which takes account of the schemes’ market based performance conditions. The fair value of the Group’s share-based payments are charged to the income statement on a straight-line basis over the related vesting period.

Operating profit/(loss)

Operating profit/(loss) includes revenue less related cost of sales, distribution and administration expenses, corporate costs and other operating items.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Borrowings

Borrowings are recorded at the proceeds received net of direct issue costs. Finance charges are accounted for on an accruals basis in profit and loss using the effective interest rate method and are added to the carrying amount of the instrument.

Trade receivables

Trade receivables are stated at their initial fair value as reduced by appropriate allowances for estimated irrecoverable amounts.

Trade payables

Trade payables are not interest bearing and are stated at their initial fair value.

1.           ACCOUNTING POLICIES (CONTINUED)

Investments

Investments in joint ventures are carried in the Group’s balance sheet at cost and are adjusted for post-acquisition changes in the Group’s share of the joint venture’s net assets. Any excess of the cost of the acquisition of the joint venture over its net assets at the date of acquisition is recognised as goodwill and is included within investments. Any impairment in the carrying value of the joint venture, including goodwill, is recognised immediately (see impairment of non-current assets).

The Group’s US pension investments in non-qualified pension arrangements (“Rabbi Trusts”), where the Group sets aside funds specifically for payment of pensions or deferred compensation, are shown at fair value with changes in fair value recognised in profit and loss.

Defeasance trust assets are classified under IAS39 as assets available for sale and held at fair value. Changes in fair value are taken to equity. On disposal of the related asset, the accumulated changes in value recorded in equity are included in the gain or loss recorded in the income statement.

Other loans and receivables are held at amortised cost using the effective interest method.

Investments are recognised and derecognised on the trade date where a purchase or sale of an investment is under contract. Initial recognition is measured at cost including transaction costs.

Financial instruments

Financial assets and liabilities are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provision of the instrument.

Derivative financial instruments and hedge accounting

From time to time, the Group uses derivative financial instruments to reduce exposure to foreign exchange, interest or pricing risks. The Group does not hold or issue derivative financial instruments for speculative purposes. The Group applies hedge accounting (see note 22) to most of its hedging relationships.

Under IAS39, derivative financial instruments are initially recognised in the Group’s balance sheet at fair value (including transaction costs), based on either market values of equivalent instruments or the present value of expected future cash flows. The fair value is then remeasured at each subsequent balance sheet date. Hedging derivatives are classified as either fair value hedges, cash flow hedges or net investment hedges.

Changes in the fair value of derivatives designated as cash flow hedges are recognised in equity, to the extent that the hedge is effective. Amounts deferred in equity are released when the forecast hedged transaction impacts profit and loss. Any ineffective portions of cash flow hedges are recognised in the income statement immediately. Hedges of net investments in foreign entities are accounted for in a similar way to cash flow hedges.

Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.

Revisions to IFRS not applicable in FY08

At the date of approval of the 2008 audited financial statements, the Group has not adopted the following pronouncements, which have been issued by the IASB, but are not yet effective.

•IFRS8 “Operating Segments” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. The Group currently intends to adopt this standard from the start of FY10. This standard is not expected to significantly impact the Group but may change the Group’s disclosure in relation to segmental information.

•IAS23 Revised, “Borrowing Costs” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. The revisions to IAS23 remove the option of immediately expensing borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset. Borrowing costs are required to be capitalised as part of the cost of such assets. The revisions of IAS23 are applicable to qualifying assets with a capitalisation date on or after 1 January 2009. The Group is currently assessing the impact of adoption of this standard on the Group’s results and financial position.

•IAS1 Revised, “Presentation of Financial Statements” is effective for annual periods beginning on or after 1 January 2009, with early application permitted. IAS 1 Revised relates to the terminology, disclosure and presentation of financial information in the Group’s financial statements. If these revisions are endorsed by the EU, the Group intends to adopt this standard from the start of FY10.

•IFRS3 (Revised 2008), “Business combinations” is effective for annual periods beginning on or after 1 July 2009, with early adoption permitted.  The revisions to IFRS3 relate, inter alia, to placing a greater emphasis on fair values applied, when change of control is achieved and what is paid to vendors as opposed to the total cost of an acquisition.

•IAS27 (Revised 2008), “Consolidated and separate financial statements” is effective for annual periods beginning on or after 1 July 2009, with early adoption permitted.  The revisions to IAS27 focus on the accounting for acquisitions and disposals that do not result in a change of control, where there is a loss of control, how profit or loss is attributed to non-controlling interests and where significant influence or control is lost.  The Group is currently assessing the impact of adoption of this standard on its results and financial position.

Adoptions of New and Revised Standards

In the current year, the Group has adopted IFRS 7 Financial Statements: Disclosures which is effective for annual reporting periods beginning on or after 1 January 2007, and the related amendment to IAS 1 Presentation of Financial Statements. The impact of the adoption of IFRS 7 and the changes to IAS 1 has been to expand the disclosures provided in these financial statements regarding the Group’s financial instruments and management of capital (see note 22)

The Group does not consider that any other Standards or Interpretations in issue, but not yet applicable, will have a significant impact on its financial statements.

2.         CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the process of applying the Group’s accounting policies, which are described in note 1, the Group has made certain judgements and estimates. The most significant of these that have a risk of causing a material adjustment to the carrying value of the Group’s assets and liabilities within the next financial year are described below:

Warranty liabilities

The Group records warranty liabilities for the amount that it estimates as the costs that it expects to incur under product warranties given in connection with the sale of its products. The warranty liabilities recorded as at 27 September 2008 totalled £26.7m (2007: £26.7m, 2006: £29.6m). The specific warranty terms and conditions vary depending on the product sold and country where the sale is made, but generally includes repair or replacement parts and labour for periods of one to three years, but in some cases this may be longer. Factors that affect the Group’s warranty liabilities include the number of units under warranty, historical and anticipated rates of warranty claims on those units and estimated costs to satisfy the Group’s warranty obligations. Each period, the Group re-evaluates its estimates to assess the adequacy of the recorded warranty liabilities.

Save for any unforeseen warranty issues arising in the future, the Group expects that its existing warranty rates are applicable to determine future warranty liabilities. As a result of uncertainties in predicting warranty claim rates, if the Group experiences a warranty claim rate greater than what it has provided for, then it would need to increase its warranty liability, which could have a material adverse affect on its future profit/(loss) and cash flows. Conversely, if it was to experience a warranty claim rate lower than expected, this could have a material favourable impact on its future profit/(loss) and cash flows.

Goodwill impairment

As at 27 September 2008, the Group had goodwill of £196.7m recognised on its balance sheet (2007: £175.3m, 2006: £179.9m). The Group’s goodwill balances are subject to an annual impairment test. In determining whether there has been a goodwill impairment, the Group is required to review the fair value of each of the cash-generating units to which goodwill has been allocated. Fair values are determined based upon discounted cash flow valuation methods (see note 14) as well as considering the Group’s market capitalisation. Consequently, any adverse differences between actual cash flows and estimated cash flows, and changes in discount rates could require goodwill impairments to be recognised in the future.

Litigation

From time to time, the Group is subject to lawsuits arising in the ordinary course of business. The Group’s policy is to accrue for estimated legal costs associated with such lawsuits. These estimates are developed in consultation with the Group’s external counsel handling the Group’s defence in these matters. If the lawsuits and claims are ultimately determined in a manner adverse to the Group and in excess of established accruals, or if the legal costs associated with these contingencies exceed the Group’s estimates, the Group will be required to record additional expenses or provisions which could have a material effect on the Group’s future profit/(loss) and cash flows. Additional information about the Group’s litigation is included in notes 7 and 29.

Non-operational properties

On several properties that it no longer uses, the Group is subject to non-cancellable leases expiring out to 2017. The Group records a provision equal to the amounts payable under these leases in excess of the estimated income from sub-letting these properties in the future. The Group’s closing provision was £2.9m at 27 September 2008 (2007: £4.4m, 2006: £5.2m) and was determined based upon assessments of the remaining terms and payments due under these leases, as well as advice from external surveyors and realtors regarding the marketability of properties and, therefore, the likely level of future sub-lease income. If the Group is unable to achieve anticipated sub-lease income, it would be required to record additional expenses that could have a material effect on its future profit/(loss) and cash flows.

2.         CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY (CONTINUED)

Retirement benefits

The Group has a number of defined benefit pension and other post-retirement arrangements, as described in note 28. As at 27 September 2008 the Group had a net pension deficit of £20.4m (2007: £13.5m, 2006: £12.4m) for its defined benefit and other post-retirement obligations.

The annual expected costs of providing benefits under these arrangements are charged to the income statement, with any subsequent actuarial gains and losses that arise from differences between the expected and actual outcomes, or changes in actuarial assumptions, being recognised immediately in the consolidated statement of recognised income and expense.

Assumptions in respect of the expected costs are set after consultation with independent, qualified actuaries. While management believes the assumptions used are appropriate, the use of different assumptions would impact the Group’s earnings and carrying value of these pension and other post-retirement arrangements (see note 28 to the consolidated financial statements).

Taxation

As part of the process of preparing the Group’s financial statements, management is required to calculate income tax accruals. This process involves estimates of the current tax exposures together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet.

Management judgement is required in determining the provision for income tax and the recognition of deferred tax assets and liabilities; however the actual tax liabilities could differ from the amounts accrued. In such an event, the Group would be required to make an adjustment in a future period and this could impact the Group’s financial position and its results of operations.

As at 27 September 2008, the Group had a corporate tax liability of £7.3m (2007: £11.0m). While the Group aims to ensure the accruals for its tax liabilities are accurate, the process of agreeing tax liabilities with the tax authorities can take several years. In these cases, there may be instances where the process of agreeing tax liabilities results in the requirement to adjust accruals previously recorded.

As at 27 September 2008, the Group had deferred tax assets, net of deferred tax liabilities of £31.4m (2007: £33.4m). The Group recognises deferred tax assets to the extent that it is probable that future taxable profits will be available against which the recognised deferred tax assets can be utilised. The recovery of deferred tax assets depends upon the Group’s ability to generate suitable taxable profits from which the future reversal of the underlying timing differences or brought forward tax losses can be benefited. In circumstances where sufficient taxable profits are not expected to arise, the related deferred tax assets have not been recognised.

If the Group does not have suitable taxable profits in the future to recover deferred tax assets that have been recognised, then the Group could experience a material adverse effect on its profit or loss.

3.         REVENUE

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Equipment sales	848.6	782.8	745.3
Installation and service revenue	21.6	19.7	16.8
Property revenue	—	1.9	6.2
	870.2	804.4	768.3
Dividend income	—	—	0.4
Interest income	1.1	1.5	2.5
	871.3	805.9	771.2

4.           SEGMENTAL INFORMATION

The Group’s operations comprise:

• Foodservice Equipment operations providing primary cooking equipment, ovens, storage, preparation and holding, ice and beverage cooling and dispense equipment to restaurants and other customers worldwide. For management reporting purposes the Foodservice Equipment operations are split between North America and Europe/Asia.

• Food Retail Equipment operations which provide walk-in cold storage and refrigeration display cases to supermarkets and convenience stores (“C-stores”) in North America; and

• Property development operations, which include the management of the Group’s residual property portfolio. The Property segment is located principally in the UK.

These operations form the basis by which information is reported to management. Accordingly, this is the basis by which the Group reports its primary segmental information.

Inter-segment transactions are recorded on an arm’s length basis. All segment information relates to continuing operations.

4.           SEGMENTAL INFORMATION (CONTINUED)

a)         Revenue by business segment:

	52 weeks to 27 September 2008			52 weeks to 29 September 2007			52 weeks to 30 September 2006
	External Sales	Inter- company sales	Total	External Sales	Inter- company sales	Total	External Sales	Inter- company sales	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Foodservice Equipment - North America	467.5	14.7	482.2	455.7	11.5	467.2	445.7	10.2	455.9

Foodservice Equipment – Europe/Asia	235.4	8.8	244.2	192.8	7.1	199.9	174.1	5.3	179.4

Foodservice Equipment	702.9	23.5	726.4	648.5	18.6	667.1	619.8	15.5	635.3

Food Retail Equipment	167.3	—	167.3	154.0	—	154.0	142.3	—	142.3

Food Equipment	870.2	23.5	893.7	802.5	18.6	821.1	762.1	15.5	777.6

Property	—	—	—	1.9	—	1.9	6.2	—	6.2

Eliminations	—	(23.5)	(23.5)	—	(18.6)	(18.6)	—	(15.5)	(15.5)

	870.2	—	870.2	804.4	—	804.4	768.3	—	768.3

4.           SEGMENTAL INFORMATION (CONTINUED)

b)                            Operating profit/(loss):

	52 weeks to 27 September 2008			52 weeks to 29 September 2007			52 weeks to 30 September 2006
	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m
Foodservice Equipment - North America	73.0	(1.3)	71.7	66.2	—	66.2	60.7	—	60.7
Foodservice Equipment – Europe/Asia(i)	17.9	(5.7)	12.2	11.4	(0.5)	10.9	9.5	(0.1)	9.4
Foodservice Equipment	90.9	(7.0)	83.9	77.6	(0.5)	77.1	70.2	(0.1)	70.1
Food Retail Equipment	12.2	(0.4)	11.8	11.4	—	11.4	10.6	—	10.6

Food Equipment	103.1	(7.4)	95.7	89.0	(0.5)	88.5	80.8	(0.1)	80.7
Property	(1.9)	(0.5)	(2.4)	(1.0)	(4.8)	(5.8)	(0.9)	—	(0.9)
Corporate	(10.5)	(70.2)	(80.7)	(10.2)	(0.5)	(10.7)	(9.0)	(1.8)	(10.8)

Operating profit/(loss)	90.7	(78.1)	12.6	77.8	(5.8)	72.0	70.9	(1.9)	69.0

Financing costs	(10.9)	—	(10.9)	(10.2)	—	(10.2)	(9.7)	—	(9.7)
Investment income	1.1	—	1.1	1.5	—	1.5	2.9	—	2.9
Profit/(loss) before taxation	80.9	(78.1)	2.8	69.1	(5.8)	63.3	64.1	(1.9)	62.2
Taxation (expense)/benefit	(24.5)	(1.2)	(25.7)	(22.2)	—	(22.2)	(22.9)	—	(22.9)
Profit/(loss) for the financial period	56.4	(79.3)	(22.9)	46.9	(5.8)	41.1	41.2	(1.9)	39.3

(i)  The Group accounts for its 50% interest in Welbilt Manufacturing (Thailand) Limited using the equity method of accounting. The operating profit/(loss) for Foodservice Equipment – Europe/Asia includes £0.1m (2007: nil; 2006: loss of £0.5m) relating to this joint venture.

4.        SEGMENTAL INFORMATION (CONTINUED)

c)                          Other information:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Additions to property, plant and equipment(i):
Foodservice Equipment –North America	13.0	9.8	10.8
Foodservice Equipment –Europe/Asia	7.8	4.1	4.0
Foodservice Equipment	20.8	13.9	14.8
Food Retail Equipment	2.4	4.2	1.1
Food Equipment	23.2	18.1	15.9
Corporate	0.1	0.4	0.7
	23.3	18.5	16.6

(i)   Excluding acquisitions.

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Additions to acquired intangible assets:
Foodservice Equipment – Europe/Asia	3.1	3.8	0.8

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Additions to other intangible assets:
Foodservice Equipment – North America	0.9	1.8	0.9
Foodservice Equipment – Europe/Asia	0.3	0.3	0.6
Foodservice Equipment	1.2	2.1	1.5
Food Retail Equipment	0.2	0.1	0.1
Food Equipment	1.4	2.2	1.6
Corporate	0.6	0.3	—
	2.0	2.5	1.6

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Depreciation of property, plant and equipment:
Foodservice Equipment – North America	6.8	6.4	6.4
Foodservice Equipment – Europe/Asia	4.0	3.1	2.7
Foodservice Equipment	10.8	9.5	9.1
Food Retail Equipment	1.8	1.5	1.4
Food Equipment	12.6	11.0	10.5
Corporate	0.4	0.4	0.3
	13.0	11.4	10.8

4.        SEGMENTAL INFORMATION (CONTINUED)

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Amortisation of acquisition intangible assets:
Foodservice Equipment – Europe/Asia	1.2	0.5	0.1

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Amortisation of other intangible assets:
Foodservice Equipment – North America	0.9	0.8	2.7
Foodservice Equipment – Europe/Asia	0.3	0.3	0.1
Foodservice Equipment	1.2	1.1	2.8
Food Retail Equipment	0.3	0.2	0.2
Food Equipment	1.5	1.3	3.0

	52 weeks to 27 September 2008	52 weeks to 29 September 2007
	£m	£m
Segment assets:
Foodservice Equipment – North America	259.3	225.6
Foodservice Equipment – Europe/Asia(i)	206.7	178.7
Foodservice Equipment	466.0	404.3
Food Retail Equipment	89.3	77.9
Food Equipment	555.3	482.2
Property	6.0	6.6
Corporate	9.1	14.2
Cash and cash equivalents	57.0	40.7
Deferred tax assets	33.7	36.8
Consolidated total assets	661.1	580.5

 (i)    Foodservice Equipment – Europe/Asia includes £1.8m (2007: £1.5m) relating to the Group’s 50% interest in Welbilt Manufacturing (Thailand) Limited.

4.        SEGMENTAL INFORMATION (CONTINUED)

	52 weeks to 27 September 2008	52 weeks to 29 September 2007
	£m	£m
Segment liabilities:
Foodservice Equipment – North America	113.8	103.3
Foodservice Equipment – Europe/Asia	62.4	52.9
Foodservice Equipment	176.2	156.2
Food Retail Equipment	31.6	29.5
Food Equipment	207.8	185.7
Property	7.9	9.6
Corporate	99.5	31.1
Corporate tax payable	7.3	11.0
Borrowings	159.1	145.5
Deferred tax liabilities	2.3	3.4
Consolidated total liabilities	483.9	386.3

d)                        Geographical segments:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Revenue (by location of customer)
North America	580.5	566.9	546.0
Europe	194.9	171.3	168.2
Rest of world	94.8	66.2	54.1
	870.2	804.4	768.3

	52 weeks to 27 September 2008	52 weeks to 29 September 2007
	£m	£m
Total assets by geographic area:
North America	381.9	334.3
Europe	220.0	189.2
Rest of World	25.5	20.2
Deferred tax assets	33.7	36.8
	661.1	580.5

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Capital expenditure by geographic area:
North America	15.5	14.3	12.6
Europe	7.3	4.0	3.9
Rest of World	0.5	0.2	0.1
	23.3	18.5	16.6

4.        SEGMENTAL INFORMATION (CONTINUED)

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Expenditure on acquisition intangible assets by geographic area:
Europe	3.1	—	0.8
Rest of World	—	3.8	—
	3.1	3.8	0.8

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Expenditure on other intangible assets by geographic area:
North America	1.2	1.9	1.0
Europe	0.7	0.6	0.6
Rest of World	0.1	—	—
	2.0	2.5	1.6

5.              OPERATING COSTS

	52 weeks to 27 September 2008			52 weeks to 29 September 2007			52 weeks to 30 September 2006
	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items(notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items(notes 1 and 7)	Total	Before amortisation of acquisition intangibles and exceptional items	Amortisation of acquisition intangibles and exceptional items(notes 1 and 7)	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Cost of sales	663.3	—	663.3	618.6	—	618.6	586.1	—	586.1
Other operating expenses:

Distribution costs	33.9	—	33.9	32.0	—	32.0	31.1	—	31.1
Administration expenses	67.4	36.4	103.8	62.2	5.8	68.0	65.3	1.9	67.2
Other	14.9	41.7	56.6	13.8	—	13.8	14.9	—	14.9
Operating costs	779.5	78.1	857.6	726.6	5.8	732.4	697.4	1.9	699.3

6.         OPERATING PROFIT/(LOSS)

a)                          Operating profit/(loss) is stated after charging/(crediting):

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Depreciation of property, plan and equipment:
- owned	12.9	11.3	10.7
- leased	0.1	0.1	0.1
Amortisation of acquisition intangibles	1.2	0.5	0.1
Amortisation of other intangible assets	1.5	1.3	1.2
Impairment of intangible assets (see note 15)	—	—	1.8
Impairment of Welbilt Manufacturing (Thailand) Limited (see note 17)	—	—	0.5
Net foreign exchange (gains)/losses	(0.3)	(0.3)	(0.6)
Government grants included in profit and loss(i)	0.1	0.2	0.1
Write downs of inventories	0.3	0.7	0.4
(Gain)/loss on fixed asset sales	—	(0.2)	—
Rental of plant and equipment under operating leases	2.6	1.8	1.9
Rental of land and buildings	8.0	8.1	8.4
Rental income	(1.1)	(1.1)	(1.2)
Research and development	14.9	14.0	12.9
Staff costs (see note 8)	223.2	197.4	189.0
Cost of inventories recognised in profit and loss	354.2	333.0	308.7

(i)                         During the 52 weeks ended 27 September 2008 the Group received £0.1m (2007: £0.1m; 2006: £0.1m) relating to capital expenditure projects undertaken. This amount has been recognised on the balance sheet as deferred income and is credited to the income statement over the useful life of the related asset.

b)         Auditors’ remuneration disclosure:

The total remuneration of the Group’s auditors, Deloitte LLP and its affiliates, for services provided to the Group is analysed below:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Fees payable to the Company’s auditors for the audit of the Company’s annual accounts	1.0	1.0	0.9
Fees payable to the Company’s auditors and their associates for other services to the Group
– The audit of the Company’s subsidiaries pursuant to legislation	0.4	0.1	0.1
Total audit fees	1.4	1.1	1.0
– Other services pursuant to legislation	0.1	0.1	0.1
– Tax services	1.0	1.0	1.0
– Other services	0.3	0.2	0.2
	2.8	2.4	2.3

7.         AMORTISATION OF ACQUISITION INTANGIBLES AND EXCEPTIONAL ITEMS

The Group maintains a columnar format for the presentation of its income statement. This format is considered to be appropriate as it better reflects the Group’s underlying performance.

The Group has determined that the following items should be separately identified in the consolidated income statement:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Offer costs and costs in respect of conditional bid approaches	34.5	0.5	1.8
Legal settlement costs	35.5	—	—
Restructuring costs	6.2	—	—
Taxation fees	0.2	—	—
Charge in respect of development properties	0.5	4.0	—
Leasehold property provisions	—	0.8	—
Exceptional items within operating profit(i)	76.9	5.3	1.8
Amortisation of acquisition intangibles(ii)	1.2	0.5	0.1
Pre-tax amortisation of acquisition intangibles and exceptional items	78.1	5.8	1.9
Taxation items(iii)	1.2	—	—
Post tax amortisation of acquisition intangibles and exceptional items	79.3	5.8	1.9

Management note that exceptional items as defined or presented in these condensed financial statements may not be comparable to similarly titled measures reported by other companies.

(i)        Exceptional items within operating profit

(a)     Offer costs and costs in respect of conditional bid approaches

2008
During the period, the Group incurred costs of £34.5m arising from the offers for the Company from the Manitowoc Company, Inc and Illinois Tool Works, Inc (“ITW”).  Of this amount, £23.7m was incurred principally in respect of professional fees and £10.8m represents an inducement fee paid to ITW which became payable once the Enodis directors did not unanimously and without qualification recommend shareholders to vote in favour of the ITW offer.

2007
During H107, the Group incurred costs of £0.5m, principally in respect of professional fees, considering and responding to the conditional approaches from AGA Foodservice Group plc.

2006
During FY06, the Group incurred costs of £1.8m, principally in respect of professional fees, considering and responding to the conditional approaches from the Manitowoc Company, Inc and the Middleby Corporation.

(b)     Legal settlement costs

2008
As disclosed in note 29, Enodis Corporation and several other parties have been named in a lawsuit filed in the United States Bankruptcy Court for the Northern District of Indiana, Freeland (“the Trustee”) v. Enodis et al in respect of Consolidated Industries Corporation (“Consolidated”).   Both Enodis and the Trustee appealed subsequent Bankruptcy and District Court judgements to the United States Court of Appeals for the Seventh Circuit (“the Seventh Circuit”).   On 2nd September 2008, the Seventh Circuit issued its decision in respect of the Consolidated litigation.

7         AMORTISATION OF ACQUISITION INTANGIBLES AND EXCEPTIONAL ITEMS

In summary, the Seventh Circuit affirmed the District Court’s judgement allowing the Trustee to recover a dividend payment of $6.9m and interest payments of $17.2m made pursuant to dividend notes dated 1989 prior to their cancellation in 1995. The Seventh Circuit remanded for further findings on a number of other matters.  In addition, the successful party will be entitled to pre-judgement interest.  Enodis is reviewing its legal position in relation to this decision and has commenced settlement discussions with the Trustee.   An amount of £35.5m ($65.0m) (FY07: nil) representing managements best estimate of the likely costs to be incurred in settling the litigation has been charged to the income statement in respect of this adverse judgement.

(c)       Restructuring costs

2008
During the period, to mitigate any potential market weakness in North America, the Group has taken a number of pre-emptive cost actions including headcount and overhead spending reductions as well as restructuring of some business units in Europe/Asia.

The total exceptional charge in respect of these pre-emptive cost reduction programmes is approximately £6.2m of which approximately £3.6m will be paid in cash with the balance relating to asset impairments arising from the Europe/Asia business restructurings. At the end of the period, the remaining provision, principally in respect of redundancy costs, was £1.7m.

(d)       Taxation fees

2008
Operating exceptional items comprise professional fees in respect of the US Internal Revenue Service (“IRS”) audit totalling £0.2m (FY07: nil). (see (iii) (a) below).

(e)       Charges in respect of development properties

2008
The Group has reviewed the carrying value of its Felsted development property and, reflecting the current market conditions, has charged a further £0.5m to the income statement.

2007
Following an unsuccessful planning application and public enquiry, the Group considered its options and reviewed the carrying value of its Felsted development property. The Group has launched a judicial review process but whilst the outcome of this is uncertain and reflecting expected market value, during H207 the Group charged £2.7m to the income statement. In addition, the Group reviewed the costs in respect of completing its obligations on the site and charged a further £1.3m.

(f)        Leasehold property provisions

2007
During H207, the Group carried out a further review of its surplus leasehold properties and concluded that, whilst it is actively pursuing all options for the properties, a further provision of £0.8m was required.

(ii)      Amortisation of acquisition intangibles represents amortisation of intangible assets relating to the acquisition of TRUpour in FY08 and Fabristeel in FY07 (see note 23), and Frau in FY06.

(iii)    Taxation items in respect of amortisation of acquisition intangibles and exceptional items total £1.2m and are analysed  as follows:

(a)       The routine IRS audit of Enodis’ FY04 and FY05 federal income tax returns, disclosed in note 29 in the Group’s financial statements for the 52 weeks ended 29 September 2007 as a contingent liability, has now been concluded with a tax settlement of $4.4m (£2.2m);

(b)      UK tax legislation restricts the utilisation of revenue losses after a change of ownership of a company if certain conditions are met. We consider that as a result of the offers for the Company, it is more likely than not that these conditions will be met in relation to certain losses. As a result, a deferred tax asset of £0.6m in relation to revenue losses has been written-off as an exceptional item; and

(c)       Taxation in respect of the restructuring exceptional items was a benefit of £1.0m.

(d)       The taxation benefit in respect of the amortisation of acquisition intangibles was £0.6m.

8.         STAFF COSTS

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
a) Employee costs, including Directors’ comprised:
Wages and salaries	198.0	172.7	165.0
Social security costs	19.2	18.8	17.4
Pension and other post-retirement costs	5.4	5.0	5.0
IFRS2 share-based payment expenses	0.6	0.9	1.6
	223.2	197.4	189.0
b) The average monthly number of employees was:
Foodservice Equipment – North America	3,593	3,688	3,499
Foodservice Equipment – Europe	2,110	1,859	1,568
Foodservice Equipment	5,703	5,547	5,067
Food Retail Equipment	1,293	1,248	1,108
Food Equipment	6,996	6,795	6,175
Corporate and Property	33	34	32
	7,029	6,829	6,207

9.                          FINANCING COSTS

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Interest on revolving multi-currency facility	2.2	7.3	6.1
Interest on other loans	1.5	1.0	1.1
Interest on 10 3/8 % Senior Subordinated Notes	—	1.4	2.5
Interest on US Private Placement	7.2	0.5	—
	10.9	10.2	9.7

10                      INVESTMENT INCOME

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Interest received from bank deposits	1.1	1.0	1.0
Interest received relating to defeasance trust	—	0.5	1.0
Other interest received	—	—	0.3
Dividends received from investments	—	—	0.4
Hedging gains	—	—	0.2
	1.1	1.5	2.9

11       TAXATION

a)         Analysis of expense/(benefit) in the period:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
The corporate tax expense/(benefit) for the period comprised:
UK corporate taxation at 29% (2007 and 2006: 30%)
– current year	—	—	—
Overseas corporate taxation:
– current year	14.4	8.3	8.8
– adjustment in respect of prior years	(1.3)	(0.3)	(0.8)
	13.1	8.0	8.0
Deferred taxation	11.4	14.2	14.9
	24.5	22.2	22.9
Tax relief on amortisation of acquisition intangibles and exceptional items (notes 1 and 7)	1.2	—	—
	25.7	22.2	22.9

Income tax in the UK is calculated at 29% per cent. (2007 and 2006: 30%) of the estimated assessable profit for the period. Taxation relating to other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.

The Group’s tax charge for the period can be reconciled to the profit before tax per the income statement using the US Federal tax rate as follows:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Income tax rate in region where majority of profits earned	35.0%	35.0%	35.0%
Profit/(loss) before taxation	2.8	63.3	62.2

Tax on profit/(loss) at US Federal rate of 35% (2007 and 2006: 35%)	1.0	22.2	21.8
Permanent differences	21.0	(4.9)	1.4
Additional deferred tax assets written-off/(recognised)	(0.1)	1.0	(3.1)
US State and local taxes effect	3.2	2.3	1.7
Foreign tax effect	(1.8)	(1.0)	0.2
Other	(0.1)	1.5	0.7
Effect of adjustments in respect of prior years	2.5	1.1	0.2
Tax expense/(benefit) for the period	25.7	22.2	22.9

The reconciliation is performed to the US Federal tax rate as the majority of the Group’s profits are earned in that jurisdiction.

11       TAXATION (CONTINUED)

In addition to the net income tax expense/(benefit) recognised in profit or loss, a deferred tax benefit of £9.3m (2007: tax expense of £2.7m; 2006: tax benefit of £1.2 m) has been recognised in equity during the period.

b)         Analysis of deferred tax:

Deferred tax assets and liabilities recognised by the Group on the balance sheet:

	2008	2007
	£m	£m
Revenue losses	0.2	6.1
Warranties	9.2	9.2
Share-based payments	9.8	3.9
US tax credits	—	3.3
Accrued compensation	3.2	2.8
Inventory and obsolescence	3.0	3.4
Pension and other deferred employee benefits	2.7	1.4
Other deferred tax assets	10.1	10.5
Total deferred tax assets	38.2	40.6
Deferred tax liabilities:
Property, plant and equipment	(5.7)	(5.6)
Other	(1.1)	(1.6)
Total deferred tax liabilities	(6.8)	(7.2)
Net deferred tax asset	31.4	33.4

Certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2008	2007
	£m	£m
Deferred tax assets	33.7	36.8
Deferred tax liabilities	(2.3)	(3.4)
	31.4	33.4

In certain cases, the Group has not recognised deferred tax assets due to the unpredictability of future taxable profits of the specific entities to which temporary differences, including revenue losses, relate.

Deferred tax assets not recognised on the balance sheet are as follows:

	2008	2007
	£m	£m
Revenue losses	29.8	24.8
Others	2.3	12.3
Total potential deferred tax assets not recognised	32.1	37.1

In addition to the above, the Group has surplus UK Advance Corporation Tax carried forward of £12.6m (2007: £12.6 m) which is not recognised.

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is £509.8m (2007: £458.2m). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

11       TAXATION (CONTINUED)

The Group has the following revenue losses available for offset against future profits:

	2008	2007
	£m	£m
UK losses	96.1	85.8
Other territories	10.0	13.9
	106.1	99.7

The Group’s losses in other territories expire in stages through to 2013 if not used. Losses in the UK do not expire, but UK tax legislation limits the use of losses on change of ownership when certain conditions are met.

c)         Analysis of movement in deferred tax asset:

	2008	2007
	£m	£m
Balance at the beginning of the period	33.4	49.1
(Charged)/credited to the income statement	(11.4)	(14.2)
(Charged)/credited to equity reserves	7.8	2.7
Acquisitions (note 23)	(0.7)	(1.1)
Currency realignment	2.3	(3.1)
Balance at the end of the period	31.4	33.4

12.       DIVIDENDS

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Dividends recognised:
FY08 interim – 2.00p per share (paid 23 June 2008)	7.3	—	—
FY07 final – 3.00p per share (paid 14 February 2008)	11.0	—	—
FY07 interim – 1.40p per share (paid 22 June 2007)	—	5.4	—
FY06 final – 2.17p per share (paid 15 February 2007)	—	8.6	—
FY06 interim – 0.83p per share (paid 23 June 2006)	—	—	3.4
FY05 final – 1.30p per share (paid 20 February 2006)	—	—	5.2
	18.3	14.0	8.6
Dividends proposed:
FY07 final – 3.00p per share	—	11.0	—
FY06 final – 2.17p per share	—	—	8.8
	—	11.0	8.8

Under current UK tax law, no withholding tax is required to be deducted from dividends paid by Enodis Limited. Subject to certain exceptions for traders in securities and insurance companies, a corporate shareholder resident in the UK for tax purposes will generally not be subject to corporation tax on dividends received from Enodis Limited. Individual shareholders resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received from Enodis Limited and a tax credit equal to 10% of the gross dividend (or 1/9th of the cash dividend received). The tax credit can be set against the individual shareholder’s total liability to income tax on the cash dividend. Non-UK resident shareholders may be subject to tax on dividends received from Enodis Limited under any law to which they are subject outside the UK.

13.       EARNINGS/(LOSS) PER SHARE

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Profit/(loss) for the period attributable to equity holders of the parent	(22.9)	41.0	39.1

	million	million	million
Basic weighted average number of shares	367.2	389.9	403.2
Dilutive number of shares from share-based payments (i)	—	9.2	9.0
Diluted weighted average number of shares	367.2	399.1	412.2

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	pence	pence	pence
Basic earnings per share	(6.3)	10.5	9.7
Diluted earnings per share	(6.3)	10.3	9.5

(i) In respect of the loss making period above, IAS 33 prohibits the disclosure of reduced loss per share as a result of dilution. Therefore, for this period, diluted loss per share equals basic loss per share.

14.    GOODWILL

	2008	2007
	£m	£m
Group
At the beginning of the period	175.3	179.9
Acquisitions (see note 23)	3.1	8.5
Currency realignment	18.3	(13.1)
At the end of the period	196.7	175.3

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) from which the Group is expected to benefit. The carrying amount of goodwill for the Group’s CGUs are as follows:

	2008	2007
	£m	£m
Scotsman Ice	58.2	52.6
Delfield	29.8	27.0
Frimont/Castelmac	24.9	22.5
Kysor Panel Systems	24.6	22.2
Scotsman Beverage Systems	13.7	9.1
Jackson	13.1	11.9
Merrychef	12.6	12.6
Convotherm	7.2	6.4
Frau Group	3.0	2.6
Fabristeel Group	9.1	7.9
Cleveland	0.5	0.5
Goodwill carrying value	196.7	175.3

14.       GOODWILL (CONTINUED)

The Group annually tests goodwill for impairment, or more frequently if there are indications that goodwill might be impaired.

The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding discount and growth rates. The Group prepares cash flow forecasts derived from its most recent financial budgets approved by management for the next three years and extrapolates cash flows into perpetuity on growth rates which do not exceed the long term growth rates for the markets in which the Group operates. The projected cash flows are discounted based on the Group’s estimated weighted average cost of capital of 9.3%.

Expected future cash flows are inherently uncertain and could materially change over time. Based on current projections, management believes that any reasonably possible change in the key assumptions on which the recoverable amount is based would not cause the carrying amounts to exceed their recoverable amounts.

15.       ACQUIRED AND OTHER INTANGIBLE ASSETS

a)         Asset values:

	Acquisition intangibles			Other
	Purchased brands	Other	Sub-total	Software	Purchased Patents	Total
	£m	£m	£m	£m	£m	£m
Cost:
At 1 October 2006	0.8	—	0.8	9.6	3.8	14.2
Additions	—	—	—	2.4	0.1	2.5
Acquisitions (note 23)	2.7	1.1	3.8	—	—	3.8
Currency realignment	—	—	—	(0.3)	(0.4)	(0.7)
At 29 September 2007	3.5	1.1	4.6	11.7	3.5	19.8
Additions	0.7	2.4	3.1	2.0	—	5.1
Disposals	—	—	—	(0.1)	—	(0.1)
Currency realignment	0.4	0.2	0.6	1.1	0.5	2.2
At 27 September 2008	4.6	3.7	8.3	14.7	4.0	27.0

Amortisation:
At 1 October 2006	0.1	—	0.1	4.0	3.3	7.4
Provided during the period	0.1	0.4	0.5	1.3	—	1.8
Impairment losses(i)	—	—	—	—	—	—
Currency realignment	—	—	—	(0.1)	(0.3)	(0.4)
At 29 September 2007	0.2	0.4	0.6	5.2	3.0	8.8
Provided during the period	0.6	0.6	1.2	1.5	—	2.7
Reclassifications and transfer	—	—	—	0.2	0.1	0.3
Disposals	—	—	—	(0.1)	—	(0.1)
Currency realignment	—	—	—	0.5	0.6	1.1
At 27 September 2008	0.8	1.0	1.8	7.3	3.7	12.8
Net book value at 29 September 2007	3.3	0.7	4.0	6.5	0.5	11.0
Net book value at 27 September 2008	3.8	2.7	6.5	7.4	0.3	14.2

The amortisation charge for all intangibles is included in the Group’s determination of operating profit. The Group does not have any internally generated intangible assets.

b)         Capital commitments:

	2008	2007
	£m	£m
Contracted commitments for future expenditure on intangible assets	0.4	0.8

16.       PROPERTY, PLANT AND EQUIPMENT

a)         Asset values:

	Land and buildings	Plant and equipment	Assets under construction	Total
	£m	£m	£m	£m
Cost:
At 1 October 2006	61.5	131.4	5.1	198.0
Additions	1.3	10.7	6.5	18.5
Acquisitions (note 23)	2.4	0.4	—	2.8
Disposals and assets written-off	(0.6)	(2.5)	—	(3.1)
Reclassifications and transfers	(0.6)	5.8	(6.4)	(1.2)
Currency realignment	(3.3)	(6.5)	(0.5)	(10.3)
At 29 September 2007	60.7	139.3	4.7	204.7
Additions	1.8	9.6	11.9	23.3
Acquisitions (note 23)	0.2	1.2	—	1.4
Disposals and assets written-off	(2.5)	(7.2)	—	(9.7)
Reclassifications and transfers	2.1	7.4	(9.5)	—
Currency realignment	6.9	14.1	0.7	21.7
At 27 September 2008	69.2	164.4	7.8	241.4

	Land and buildings	Plant and equipment	Assets under construction	Total
	£m	£m	£m	£m
Depreciation:
At 1 October 2006	26.1	97.4	—	123.5
Charge for the period	2.3	9.1	—	11.4
Disposals and assets written-off	-	(2.7)	—	(2.7)
Reclassifications and transfers	(0.6)	0.3	—	(0.3)
Currency realignment	(1.6)	(4.9)	—	(6.5)
At 29 September 2007	26.2	99.2	—	125.4
Charge for the period	2.0	11.0	—	13.0
Acquisitions	0.1	1.0	—	1.1
Disposals and assets written-off	(1.3)	(7.0)	—	(8.3)
Reclassifications and transfers	0.1	(0.1)	—	—
Currency realignment	3.0	10.1	—	13.1
At 27 September 2008	30.1	114.2	—	144.3
Net book value at 29 September 2007	34.5	40.1	4.7	79.3
Net book value at 27 September 2008	39.1	50.2	7.8	97.1

The Group has pledged land and buildings having a carrying value of £0.3m (2007: £0.3m) to secure loans granted to the Group. As at 27 September 2008, £1.1m of the carrying value of land and buildings related to assets subject to finance leases (2007: £1. 0m) and £0m of the carrying value of plant and equipment related to assets subject to finance leases (2007: £0m).

b)         Capital commitments:

	2008	2007
	£m	£m
Contracted commitments for future expenditure on property, plant and equipment	4.7	3.0

17.                    INVESTMENTS

	2008	2007
	£m	£m
Joint venture(i)
– share of net assets	1.4	1.1
– goodwill	0.4	0.4
Other investments(ii)	1.7	—
Rabbi Trusts(iii)	3.8	4.4
Other loans and receivables(iv)	0.8	0.7
	8.1	6.6
Disclosed as:
Current asset investments	0.2	0.2
Non-current asset investments	7.9	6.4
	8.1	6.6

(i)

The joint venture relates to the Group’s 50 per cent investment in Welbilt Manufacturing (Thailand) Limited (“Welbilt Thailand”). As at 27 September 2008, adjusting to the Group’s accounting policies, the Group’s share of Welbilt Thailand’s total assets was £2.3m (2007: £1.7m) and total liabilities was £0.9m (2007: £0.6m). For the 52 weeks ended on 27 September 2008, the Group’s share of Welbilt Thailand’s revenues was £2.9m (2007: £2.7m, 2006: £2.7m) and operating profit/loss was £0.1m (2007: nil, 2006: nil).

During 2006, management reviewed the performance of Welbilt Thailand and concluded that the net present value of future trading performance discounted at a risk adjusted rate of 12% did not fully support the carrying value. As a consequence, a charge of £0.5 million was charged to profit and loss in the Foodservice Europe/Asia segment during 2006. As the Group does not control Welbilt Thailand, the Group applies equity accounting for its investment interest.

(ii)

On 30 June 2008, the Group acquired a 10% interest in Applied Scientific, Inc (“ASI”), a manufacturer of accelerated cooking appliances, for £1.7m ($3.0m). The sale and purchase agreement includes an option for the Group to acquire the remaining 90% at a price to be determined by reference to market value. This option is currently exercisable and expires on 31 December 2009.

(iii)	The Group’s investments in Rabbi Trusts are held at fair value through profit and loss. Fair value is measured at the market price as at the balance sheet date.

(iv)	Other loans and receivables relate to a loan repayable by 2021 which accrues interest at 6.5%.

18.                    INVENTORIES

	2008	2007
	£m	£m
Raw materials and consumables	42.6	35.4
Work in progress	13.2	12.5
Finished goods	43.0	38.2
	98.8	86.1
Property	4.5	5.4
	103.3	91.5

As at 27 September 2008, the carrying amount of inventories excluding property held at net realisable value was £6.1m (2007: £6.5m).

19.                    TRADE AND OTHER RECEIVABLES

	2008	2007
	£m	£m
Trade receivables (a)	146.2	130.0
Allowance for doubtful debts (b)	(4.9)	(5.1)
	141.3	124.9
Other receivables	4.7	5.1
Prepayments and accrued income	4.7	4.3
Other financial assets	0.3	0.4
	151.0	134.7

The fair values of trade and other receivables are not materially different to the carrying values presented.

(a)                      Trade receivables

The Group’s exposure to the credit risk inherent in its trade receivables and the associated risk management techniques that the Group deploys in order to mitigate this risk are discussed in note 22. Credit periods offered to customers vary according to the credit risk profiles of, and invoicing conventions established in, the various markets in which the Group operates. Interest is charged at appropriate market rates on balances which are considered overdue in the relevant market.

To the extent that the recoverable amounts are estimated to be less than their associated carrying values, impairment charges have been recorded in the consolidated income statement and the carrying values have been written down to their recoverable amounts. The total gross carrying value of these impaired trade receivables as at the reporting date is £1.3m (2007: £1.1m) and the associated aggregate impairment is £1.3m (2007: £1.1m).

Included within the Group’s aggregate trade receivables balance are specific debtor balances with customers totalling £32.8m (2007: £29.0m) which are past due at the reporting date. The Group has assessed these balances for recoverability and believes that their credit quality remains intact. An ageing analysis of these past due trade receivables is provided as follows:

(b)                       Carrying Value

	Trade receivables past due by
	Less than			More than
	1 month	1-2 months	2-3 months	3 months	Impaired	Total
	£m	£m	£m	£m	£m	£m
Carrying value at 27 September 2008	20.2	4.6	1.9	4.8	1.3	32.8
Carrying value at 29 September 2007	18.1	3.6	1.8	4.4	1.1	29.0

The Group has entered into certain debt factoring arrangements in which the financial counterparties retain recourse in the event of a debtor default. Accordingly, the Group continues to recognise the underlying trade receivables transferred until cash settlement occurs. A concurrent financing liability is also recognised in respect of the obligation to transfer economic benefit to financial counterparties. At the reporting date, trade receivables with a value of £nil (2007:£0.1m) are subject to such factoring arrangements and an associated financial liability of £nil (2007: £0.1m) has been recognised.

(c)                       Bad and doubtful debts

(i)                          Movement in the allowance for bad and doubtful debts.

	2008	2007
	£m	£m
At the beginning of the period	5.1	4.4
Impairment losses recognised	0.9	1.4
Amounts written off and recovered during the year	(0.8)	(0.4)
Impairment losses reversed	(0.9)	(0.3)
Currency movements	0.6	—
At the end of the period	4.9	5.1

The Directors believe that the carrying value of trade and other receivables approximates to their fair value.

19.                    TRADE AND OTHER RECEIVABLES (CONTINUED)

For the 52 weeks ending 27 September 2008, the Group’s average credit period on sales of goods and services (“debtor days”) was 44 days (2007: 55 days). The standard credit terms for the Group’s trade receivables are typically 30 days. In certain instances longer periods may be negotiated up to 180 days. From time to time, the Group charges interest on balances that are outstanding beyond its standard credit terms at interest rates up to 18%.

20.                    CURRENT LIABILITIES

	2008	2007
	£m	£m
a) Borrowings:
Bank loans and overdrafts	14.9	3.7
Other loans	0.1	0.3
Total (note 21)	15.0	4.0

b) Trade and other payables
Trade payables	102.6	91.7
Other payables	5.8	5.7
Taxes and social security	1.2	1.3
Accruals and deferred income	111.5	73.1
Other financial liabilities	0.6	—
	221.7	171.8

21.                    TOTAL BORROWINGS

	2008	2007
	£m	£m
Bank loans and overdrafts	14.9	3.7
Revolving credit facility	2.0	12.8
Other loans	5.5	5.2
	22.4	21.7
US Private Placement	135.6	122.7
Obligations under finance leases (note 30)	1.1	1.1
	159.1	145.5
Amounts due for settlement within 12 months (current liabilities)	15.0	4.0
Amounts due for settlement more than 12 months (non-current liabilities)	144.1	141.5
	159.1	145.5

In June 2007, the Group refinanced its revolving credit facility (“the Facility”), principally with its existing banking group. The Facility allows for maximum borrowings of US$400m, with a maturity of June 2012. Interest on drawdowns under the Facility is based on a margin over LIBOR. The margin is calculated with reference to agreed financial ratios calculated at each half year. Current drawings bear interest at LIBOR + 0.7%.

The Facility is a multi-currency facility which can be used for general corporate purposes and for the issuing of letters of credit. The Facility contains customary financial and operating covenants including, among other things, covenants to maintain minimum ratios of EBITDA to total interest cost and maximum ratios of net debt to EBITDA. The Facility also includes covenants relating to making of acquisitions, disposals, additional indebtedness and liens. The Facility contains customary events of default including without limitation, failure to make payments under the Facility, breach of financial or general covenants, misrepresentations, cross default in respect of other indebtedness in excess of US$20m, insolvency, bankruptcy and any material adverse change as defined in the agreement.

The Group also has letters of credit drawn under the Facility totaling £40.2m (2007: £36.7m). After taking into account of these letters of credit and existing drawings, the Group had £174.5 (2007: £146.4m) of borrowing availability under the Facility.

In September 2007, the Group issued US$250m Senior Notes to a number of investors in a US private placement transaction (the “Private Placement”). US$82.5m of the Private Placement matures in September 2014, with the remaining US$167.5 million maturing in September 2017. US$170m of the Private Placement carries fixed rates of interest of between 5.86% and

21.                    TOTAL BORROWING (CONTINUED)

6.1%. The remaining US$80m carries rates of interest based on a margin over LIBOR of either 0.58% or 0.65%.

The Private Placement contains similar financial covenants to those contained in the Facility, as well as limitations on the total amount of subsidiary or secured debt, disposals and liens. Events of default under the Private Placement include failure to make payments under the Private Placement, breach of financial or general covenants, misrepresentations, cross default in respect of other indebtedness in excess of US$20m, insolvency, bankruptcy and failure of any US pension plan to meet funding levels as determined by ERISA which would have a material adverse effect as defined in the agreement.

The Group’s other loans of £5.5m (2007: £5.2m) consist primarily of industrial revenue bonds. The principal bond of £5.0m carries a floating interest rate set periodically by reference to market rates.

22.                    FINANCIAL INSTRUMENTS

a)                           Group financial and treasury risk management policies

The Group is exposed to market risk from changes in foreign exchange rates, interest rates and commodity prices.  The Group monitors and manages these risks as an integral part of the Group’s overall risk management programme, which recognises the unpredictability of the markets in which it operates and seeks to reduce the potentially adverse effects on the Group’s results, where economically and commercially possible.

(i)                         Foreign exchange risk management

The Group sells its products in over 120 countries and has manufacturing operations in eight countries.  As a result, the Group faces transactional currency exposure when the Group’s operating subsidiaries enter into transactions denominated in currencies other than their functional currency.  Foreign exchange transaction exposures are generally managed directly by operating subsidiaries within the Group’s policies and guidelines.  The central treasury function enters into foreign exchange hedging transactions on behalf of subsidiaries where this is beneficial to the Group.

The Group has significant capital employed in overseas operations.  As a result, the Group’s balance sheet can be affected by movements in foreign exchange rates.  The Group has a policy to hedge this risk, where appropriate, to limit the effect of foreign exchange rate movements.  Accordingly the Group has loans in the same currencies as the capital employed in the Group’s main overseas operations.  From time to time, the Group uses cross currency swap instruments to also convert the currency of the Group’s borrowings to such functional currencies.

(ii)                     Foreign exchange sensitivity analysis

Foreign exchange risk sensitivity analysis has been performed on the foreign currency exposures inherent in the Group’s financial assets and financial liabilities at the reporting dates presented, net of related forward positions. The sensitivity analysis provides an indication of the impact on the Group’s reported earnings of reasonably possible changes in the currency exposures embedded within the functional currency environments that the Group operates in. In neither 2008 nor 2007 would reasonably possible changes in foreign exchange rates have a material effect on the Group’s equity, as a result of fair value adjustments to forward foreign exchange contracts designated as cash flow hedges. Reasonably possible changes are based on an analysis of historic currency volatility, together with any relevant assumptions regarding near-term future volatility.

Net monetary foreign currency exposure by functional currency zone

At 27 September 2008 (£m)	Net monetary foreign currency exposures – assets/(liabilities)
Functional currency zones	CAD	CHF	EUR	GBP	MYR	USD

Canadian Dollar	—	—	—	—	—	(1.3)
Chinese Renminbi	—	—	(0.3)	—	—	(0.6)
Euro	—	—	—	(0.2)	—	1.7
British Pound	—	—	1.0	—	—	(0.7)
Mexican Peso	—	—	—	—	—	3.6
Singapore Dollar	—	—	—	—	(0.3)	—
US Dollar	(0.2)	(0.1)	—	—	—	—

22.                    FINANCIAL INSTRUMENTS (CONTINUED)

At 29 September 2007 (£m)	Net monetary foreign currency exposures – assets/(liabilities)
Functional currency zones	CAD	CHF	EUR	GBP	MYR	USD

Canadian Dollar	—	—	—	—	—	(1.3)
Chinese Renminbi	—	—	—	0.1	—	(0.8)
Euro	—	—	—	—	—	0.9
British Pound	—	—	(0.5)	—	—	0.9
Mexican Peso	—	—	—	—	—	0.8
Singapore Dollar	—	—	(0.1)	—	—	(0.1)
US Dollar	0.7	(0.1)	0.4	—	—	—

The above table is presented in GBP equivalent, which is the functional currency for the Group

Net monetary exposures represent financial assets less financial liabilities denominated in currencies other than the applicable local currency, adjusted for the effects of foreign currency hedging excluding cash flow hedging.

(iii)                 Resultant impacts of reasonably possible changes to foreign exchange rates

The Group believes that for each functional to foreign currency net monetary exposure it is reasonable to assume 20% appreciation/depreciation of the functional currency. If all other variables are held constant, the table below presents the impact on the Group’s consolidated income statement if these currency movements had occurred.

	At 27 September 2008 (£m)		At 29 September 2007 (£m)
	Income/(Expense)		Income/(Expense)
	+20%	-20%	+20%	-20%
Functional currency zones:
Canadian Dollar	0.3	(0.3)	0.3	(0.3)
Chinese Renminbi	0.2	(0.2)	0.2	(0.2)
Euro	(0.3)	0.3	(0.2)	0.2
British Pound	—	—	(0.1)	0.1
Mexican Peso	(0.7)	0.7	(0.2)	0.2
US Dollar	—	—	(0.1)	0.1

(iv)                   Commodity risk management:

The Group is subject to market risk in respect of commodities (mainly base metals) since the Group’s ability to recover increased costs through higher pricing may be limited by the competitive environment in which it operates.  In some instances the Group may not be able to pass increased costs onto its customers.  The Group enters into arrangements to facilitate an adequate supply of materials, as well as to lock into pre-determinable pricing levels.  These supply contracts are typically for a period of 12 to 36 months.

Some of the Group’s purchase contracts fix the price of items bought, while other contracts allow for price variations based on the price of certain metals such as aluminum, copper and nickel. To reduce exposures to fluctuations in the price of these metals the Group may fix the price with its suppliers, or in some instances enter into external contracts for difference that have the effect of fixing the overall price paid.  The Group’s policy is to apply hedge accounting (see below) to these relationships where it is both permissible under IAS39, practical to do so and its application reduces earnings volatility.  However, in certain instances transactions that may be effective hedges in economic terms may not always qualify for hedge accounting under IAS39.

22.       FINANCIAL INSTRUMENTS (CONTINUED)

(v)        Net commodity sensitivity analysis

The Group has estimated that it can be reasonably expected that commodity prices can vary by up to 100% in any one financial year.

At 27 September 2008	Aluminum	Copper	Nickel
Tonnes (k)

Forecast requirement	3.5	1.7	0.6
Commodity forward contracts	(2.7)	(0.9)	(0.4)
Net exposure	0.8	0.8	0.2
Effect of 100% increase in price on cost of sales (£m)	2.0	5.4	3.3
Effect of 100% decrease in price on cost of sales (£m)	(2.0)	(5.4)	(3.3)

At 29 September 2007	Aluminum	Copper	Nickel
Tonnes (k)

Forecast requirement	3.2	1.6	0.6
Commodity forward contracts	(1.2)	(1.1)	—
Net exposure	2.0	0.5	0.6
Effect of 100% increase in price on cost of sales (£m)	4.8	3.1	9.8
Effect of 100% decrease in price on cost of sales (£m)	(4.8)	(3.1)	(9.8)

(vi)       Interest rate risk management

The Group finances its operation through a mix of retained profits and borrowings. To reduce the impact of changes in interest rates on the Group’s borrowings, the Group’s policy is to have fixed rate debt equal to at least 50% of its borrowings. Accordingly, the Group may contract with major financial institutions for interest rate swap agreements, where the Group agrees to exchange the difference between a fixed interest rate and a variable interest rate, as applied to a notional principal amount.

(vii)     Management of variable rate debt

The two main sources of the Group’s variable rate debt are the $80.0m (2007: $80.0m) variable rate debt under the Private Placement and drawings under the $400m Revolving Credit Facility. Until 2007 Group treasury used interest rate swaps contracted with banking counterparties to fix the interest rate on such variable rate debt. Following the Private Placement in September 2007 the Group has not contracted, or had outstanding up until the balance sheet date, any interest rate swaps.

Interest rate swaps are ordinarily formally designated as cash flow hedges and are fair valued at each reporting date. The fair value of interest rate swaps are determined at each reporting date by reference to the discounted contractual future cash flows, using the relevant currency-specific yield curves, and the credit risk inherent in the contract. The resultant effective portion of the fair value gains and losses are initially taken to the cash flow hedging reserve in equity and are subsequently recycled for offset against the interest cash flows arising on the hedged item. Cash flow hedging enables the Group to recycle the fair value movements accreted on interest rate swaps from equity and to match them with the crystallisation of the cash flow interest rate risk attributable to the variable rate debt in the Group’s consolidated income statement. The effect of applying this accounting treatment is to reduce the underlying volatility of reported earnings.

Hedging effectiveness documentation is subjected to regular internal and external review, which reduces the risk of hedging ineffectiveness. The Group’s cash and cash equivalents also act as a natural hedge against possible unfavourable movements in the relevant inter-bank lending rates on the Group’s variable rate debt, subject to any interest rate differentials that exist between corporate saving and lending rates.

(viii)    Net variable rate debt sensitivity analysis

The net variable rate exposure represents variable rate debt less the future cash outflows swapped from variable-to-fixed via interest rate swap instruments and cash and cash equivalents. Reasonably possible changes in interest rates have been applied to net variable rate exposure, as denominated by currency, in order to provide an indication of the possible impact on the Group’s consolidated income statement.

22.       FINANCIAL INSTRUMENTS (CONTINUED)

Cash flow interest rate risk sensitivities on variable rate debt and interest rate swaps

	Cash flow interest rate risks and exposures
At 27 September 2008 (£m)	CAD	CNY	EUR	GBP	MXP	SGD	USD	OTHER	TOTAL

Total borrowings	—	0.5	5.4	3.0	—	0.6	149.4	0.2	159.1

Less:
Fixed rate debt	—	—	(0.4)	—	—	—	(93.4)	—	(93.8)
Non-interest bearing debt	—	—	—	(0.4)	—	—	(6.6)	—	(7.0)
Cash and cash equivalents	(14.7)	(0.5)	(11.5)	—	(0.5)	(0.1)	(9.8)	(0.7)	(37.8)
Net variable rate exposure	(14.7)	—	(6.5)	2.6	(0.5)	0.5	39.6	(0.5)	20.5
+/- basis points change

Potential impact on earnings (+50 basis points)	0.1	—	—	—	—	—	(0.2)	—	(0.1)

Potential impact on earnings (-50 basis points)	(0.1)	—	—	—	—	—	0.2	—	0.1

	Cash flow interest rate risks and exposures
At 29 September 2007 (£m)	CAD	CNY	EUR	GBP	MXP	SGD	USD	OTHER	TOTAL

Total borrowings	—	0.4	13.8	(0.4)	—	1.1	130.6	—	145.5

Less:
Fixed rate debt	—	—	(0.5)	—	—	—	(84.6)	—	(85.1)
Non-interest bearing debt	—	—	—	—	—	—	(0.1)	—	(0.1)
Cash and cash equivalents	(11.8)	(0.4)	(11.1)	(1.5)	(2.6)	—	(7.6)	(0.9)	(35.9)
Net variable rate exposure	(11.8)	—	2.2	(1.9)	(2.6)	1.1	38.3	(0.9)	24.4
+/- basis points change

Potential impact on earnings (+50 basis points)	0.1	—	—	—	—	—	(0.2)	—	(0.1)

Potential impact on earnings (-50 basis points)	(0.1)	—	—	—	—	—	0.2	—	0.1

(ix)      Liquidity risk management:

The Group’s policy is to hold cash and cash equivalents and maintain undrawn credit facilities at a level sufficient to ensure that the Group has available funds to meet its medium-term capital and funding obligations as well as any unforeseen obligations and opportunities. The Group holds cash and cash equivalents and short-term deposits, which together with the undrawn committed facilities, enable the Group to manage its liquidity risk

The following table shows the amounts available to draw down on the Group’s committed facilities expiring in more than one year.

	2008	2007
	£m	£m
Total credit available	174.5	146.4

22.       FINANCIAL INSTRUMENTS (CONTINUED)

Forecast liquidity represents the Group’s expected cash inflows, principally generated from sales made to customers, less the Group’s contractually-determined cash outflows, principally related to supplier payments and the repayment of borrowings, including finance lease obligations, plus the payment of any interest accruing thereon. The matching of these cash inflows and outflows rests on the expected ageing profiles of the underlying assets and liabilities. Short-term financial assets and financial liabilities are represented primarily by the Group’s trade receivables and trade payables respectively. The matching of the cash flows that result from trade receivables and trade payables takes place typically over a period of three to four months from recognition in the balance sheet and is managed to ensure the ongoing operating liquidity of the Group. Financing cash outflows may be longer-term in nature. The Group does not hold long-term financial assets to match against these commitments, but is significantly invested in long-term non-financial assets, which generate the sustainable future cash inflows, net of future capital expenditure requirements, needed to service and repay the Group’s borrowing.

(x)        Credit risk management:

The Group is exposed to credit related losses in the event of non-performance by counterparties to financial assets, but it does not expect any counterparties to fail to meet their obligations given the Group’s policy of selecting counterparties with high credit ratings. The exposure to credit loss of liquid assets is equivalent to the carrying value on the balance sheet. The maximum credit exposure of interest rate and foreign exchange derivative contracts is represented by the fair value of contracts with a positive fair value at the reporting date.

Concentrations of credit risk with respect to the Group’s trade and other receivables are limited as a result of to the Group’s customer base being large and unrelated. The Group therefore believes that no further credit risk provision is required in excess of normal provision for doubtful receivables. Of the total gross trade receivables balance of £146.2m (2007: £130.0m) reported in the consolidated balance sheet, credit insurance covering £20.9m (2007: £15.7m) of the total balance has been taken out by the Group’s trading entities to insure against the related credit default risk. The insured cover is presented gross of contractually agreed excess amounts.

In the normal course of business, the Group has entered into arrangements in respect of performance bonds, letters of credit and other guarantee arrangements. The Group treats these arrangements as executory contracts until such time as the Group is required to perform under the prescribed arrangements, however these arrangements still subject the Group to potential credit risk.

Additionally, the Group has restrictions in respect of repatriating retained earnings from its operations in China, where approvals from local regulatory agencies are required. The current amount of retained earnings subject to such approvals is currently not material.

Group’s exposure to credit risk

	2008	2007
	£m	£m
Cash and cash equivalents (net of overdrafts)	45.0	37.5
Derivative financial instruments	0.3	0.4
Trade and other receivables	146.2	130.0
Loans and receivables	5.1	4.7
	196.6	172.6

(xi)      Contractual maturity analysis

Trade receivables, the principal class of non-derivative financial asset held by the Group, are settled gross by customers. The Group’s financial investments, which are not held for trading and therefore do not comprise part of the Group’s liquidity planning arrangements, make up the remainder of the non-derivative financial assets held.

The maturity profile table in Note 22(c) (ii) presents the Group’s outstanding contractual maturity profile for its non-derivative financial liabilities. The analysis presented is based on the undiscounted contractual maturities of the Group’s financial liabilities, including any interest that will accrue, except where the Group is entitled and intends to repay a financial liability, or part of a financial liability, before its contractual maturity. Non-interest bearing financial liabilities which are due to be settled in less than 12 months from maturity equal their carrying values, since the impact of the time value of money is immaterial over such a short duration.

In addition to the above financial liabilities the Group has supplier payables due within one year of £102.6m (2007: £91.7m). There were no supplier payables due after more than one year in either 2008 or 2007.

(b)        Hedge accounting:

As described above, the Group’s risk management policies include hedging foreign exchange risks, interest rate risks and commodity price risk using a range of hedging instruments. Where possible the Group applies hedge accounting, as summarised below:

22.       FINANCIAL INSTRUMENTS (CONTINUED)

(i)        Net investment hedges:

From time to time the Group uses cross currency swap instruments to align sterling borrowings to the underlying net investments held in foreign currencies. To the extent that these hedges are effective, changes in the fair value of these derivatives that are designated as a net investment hedges are included within equity reserves until earnings are affected by the hedged item. Ineffective portions of such hedges are recognised immediately in profit and loss. The Group discontinues hedge accounting prospectively when it determines that the derivative no longer qualifies as an effective hedge, or when the investments are disposed of or reduced. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative continues to be carried on the balance sheet at its fair value, with subsequent changes in fair value recognised in current period earnings. Gains and losses related to discontinued hedges that were previously included in equity reserves will remain in equity reserves until the disposal of the underlying investment.

(ii)       Cash flow hedges:

The Group’s interest rate swaps, foreign exchange forward contracts and certain commodity contracts for difference are accounted for as cash flow hedges. Upon the designation of these derivatives as cash flow hedges, any effective gains and losses arising are deferred in equity reserves. Any ineffective portions are recognised in profit and loss immediately. The effective gains and losses deferred in equity are taken to the income statement at the same time as the hedged item impacts profit and loss.

Maturity Profile of outstanding net derivative positions

At both 27 September 2008 and 29 September 2007 all derivative instruments held by the Group had an outstanding maturity of less than one year.

	Undiscounted cash flows
	2008	2007
	£m	£m
Foreign exchange forward contracts	0.3	0.2
Commodity contracts for difference	(0.6)	0.2
	(0.3)	0.4

Note: It has been assumed that, where applicable, both foreign exchange rates and commodity prices prevailing at the balance sheet date will not vary over the time periods projected.

(c)        Financial instrument profiles and summary of interest rates

The Group’s financial assets are either available on demand or have maturity dates due within one year except for the Group’s investments in Rabbi Trusts, which are held to meet the underlying pension obligations, the bulk of which are non-current in nature.

(i)        Maturity profile: The following table presents the Group’s outstanding contractual maturity profile for its non-derivative financial liabilities. The analysis presented is based on the undiscounted contractual maturities of the Group’s financial liabilities, including any interest that will accrue.

	2008			2007
	Borrowings	Other	Total	Borrowings	Other	Total
	£m	£m	£m	£m	£m	£m
Within less than one year, or on demand	22.0	0.5	22.5	11.2	0.7	11.9
More than one year but not more than two years	7.1	0.6	7.7	7.5	0.7	8.2
More than two years but not more than three years	7.1	0.5	7.6	7.5	0.6	8.1
More than three years but not more than four years	7.1	0.6	7.7	7.5	0.5	8.0
More than four years but not more than five years	9.1	0.3	9.4	20.3	0.4	20.7
More than five years	157.8	8.2	166.0	152.9	7.5	160.4
Gross financial liabilities	210.2	10.7	220.9	206.9	10.4	217.3

In the maturity analysis of the Group’s financial liabilities “Other” includes obligations under finance leases,and other loans (see note 21).

22.       FINANCIAL INSTRUMENTS (CONTINUED)

The Group had the following undrawn committed facilities at the end of the period:

	2008	2007
	£m	£m
Expiry date
More than three years but less than four years	174.5	—
More than four years but less than five years	—	146.4
	174.5	146.4

(ii)                          Interest rate profile: The Group’s financial assets and liabilities have the following interest rate profiles:

	Floating Rate	Fixed rate	Non-interest bearing	Total
	£m	£m	£m	£m
Interest rate profile: Financial assets as at 27 September 2008
Cash and cash equivalents	37.8	—	19.2	57.0
Investments (see note 17)	—	0.8	3.8	4.6
Other financial assets	—	—	0.4	0.4
Total	37.8	0.8	23.4	62.0
Interest rate profile: Financial assets as at 29 September 2007
Cash and cash equivalents	35.9	—	4.8	40.7
Investments (see note 17)	—	0.7	4.4	5.1
Other financial assets	—	—	0.4	0.4
Total	35.9	0.7	9.6	46.2

The floating rate cash and cash equivalents comprise certain bank accounts that earn interest. The non-interest bearing cash and cash equivalents relate to uncleared receipts and cash in current accounts.

The non-interest bearing investments comprise Rabbi Trust investments that are held in unit trusts.

	Floating rate	Fixed rate	Non- interest bearing	Total	Effective interest rate	Weighted average remaining contractual lives (years)
	£m	£m	£m	£m	%
Interest rate profile:
Financial liabilities as at 27 September 2008	58.3	93.8	7.0	159.1	5.3	7.3
Interest rate profile:
Financial liabilities as at 29 September 2007	60.3	85.1	0.1	145.5	6.0	8.4

The Group pays interest on its revolving credit facility on the maturity of each drawing. Where interest rate swaps are taken out, the payment dates of such swaps are matched to the interest payment dates of the Group’s revolving credit facility. The Group’s interest rate swaps are also denominated in the same currency as the related borrowings.

As at 27 September 2008, the Group had gross borrowings of £159.1m, of which £93.8m million was fixed. £92.2m million was fixed under the Private Placement, which matures in September 2014 and September 2017. The remaining £1.6m relates to other minor fixed rate borrowing. In total, fixed rate borrowings represented 59% of the Group’s total borrowings, 41% or £65.3m remains floating rate or non-interest bearing.

A hypothetical 100-basis point increase in the interest rates associated with the Group’s floating rate borrowings during 2008 would have increased the Group’s interest expense by approximately £0.6m. (2007: £0.8 million).

22.                   FINANCIAL INSTRUMENTS (CONTINUED)

(iii)                Foreign exchange rate profile: The Group’s financial assets and liabilities excluding trade debtors and creditors have the following currency profiles:

	Floating rate	Fixed rate	Non-interest bearing	Total
	£m	£m	£m	£m
Financial assets
Sterling	—	—	8.0	8.0
US$	9.8	0.8	12.0	22.6
Euro	11.5	—	0.8	12.3
Other	16.5	—	2.6	19.1
As at 27 September 2008	37.8	0.8	23.4	62.0
Sterling	1.5	—	2.7	4.2
US$	7.6	—	6.3	13.9
Euro	11.1	0.7	0.1	11.9
Other	15.7	—	0.5	16.2
As at 29 September 2007	35.9	0.7	9.6	46.2

	Floating rate	Fixed rate	Non- interest bearing	Total	Fixed weighted average interest rate	Weighted average period at fixed rate (years)
	£m	£m	£m	£m
Financial liabilities
Sterling	25.3	—	0.4	25.7	—	—
US$	9.4	93.4	6.6	109.4	6.1	8.3
Euro	22.5	0.4	—	22.9	3.9	1.9
Other	1.1	—	—	1.1	—	—
As at 27 September 2008	58.3	93.8	7.0	159.1	6.1	8.3
Sterling
US$	30.5	84.6	0.1	115.2	6.1	9.3
Euro	28.3	0.5	—	28.8	3.8	3.4
Other	1.5	—	—	1.5	—	—
As at 29 September 2007	60.3	85.1	0.1	145.5	6.1	9.3

(d)        Fair values of financial assets and liabilities:

The table below sets out a comparison of the book and fair value of financial assets and liabilities, excluding trade receivables and trade payables, whose book value equals fair value and are detailed in notes 19 and 20.

	2008		2007
	Book value	Fair value	Book value	Fair value
	£m	£m	£m	£m
Cash and cash equivalents	57.0	57.0	40.7	40.7
Other current borrowings	(15.0)	(15.0)	(4.0)	(4.0)
Revolving credit facility	(2.0)	(2.4)	(12.8)	(13.3)
Other financial assets	0.4	0.4	0.4	0.4
Investments	4.6	4.6	5.1	5.1
US Private Placement	(135.6)	(136.0)	(122.7)	(123.2)
Other financial liabilities	(6.3)	(6.3)	(6.0)	(6.0)

Fair values of liquid instruments are estimated by reference to prices available from the markets on which such instruments are traded.

The fair value of cash and cash equivalents and current borrowings approximates the carrying amount because of the short-term maturity of these investments.

23.       ACQUISITIONS

(i) On 18 October 2007, Scotsman Beverage Systems Limited (“SBS”), a subsidiary company, acquired 100% of the share capital of TRUpour Limited, an innovative beverage dispense business.  The initial consideration was £3.5m payable in cash, with up to a further £2.7m payable in cash over three years depending on performance.  This contingent consideration has been included in the cost because it is reliably measurable and probable that it will be paid. The acquisition positions SBS to improve its mix of higher end products and provide enhanced customer solutions.   This transaction has been accounted for by the purchase method of accounting.

	Book value	Fair value adjustments	Fair values
	£m	£m	£m
Net assets acquired:
Property, plant and equipment	0.7	(0.4)	0.3
Inventories	0.6	(0.2)	0.4
Trade and other receivables	1.1	—	1.1
Trade and other payables	(0.7)	(0.2)	(0.9)
Borrowings	(0.1)	—	(0.1)
Deferred tax	—	(0.6)	(0.6)
Intangible assets:
- brands	—	0.6	0.6
- other intangible assets	—	2.1	2.1
	1.6	1.3	2.9
Goodwill			3.1
Total consideration			6.0

Satisfied by:
Cash paid			3.5
Attributable costs			0.3
Discounted deferred consideration outstanding			2.2
			6.0

Net cash outflow arising on acquisition:
Total consideration, including costs			6.0
Accrued cash consideration			(2.3)
			3.7

The fair value adjustments shown above are final.

The amount of revenue and operating profit/(loss) before exceptional items and amortisation since the acquisition date that is included in the Group’s results for the 52 weeks to 27 September 2008 was £2.0m and £(0.7)m respectively.

If the acquisition of TRUpour Limited had been completed on the first day of the financial year, there would have been no significant change to the Group’s revenues and profit attributable to equity holders of £870.2m and £(15.5)m respectively.

The goodwill arising on the acquisition is attributable to the anticipated profitability of the beverage dispense business, expected synergies and the increased speed to market which will enhance customer solutions.

(ii) On 8 January 2007, the Group acquired 100% of the Fabristeel Group (“Fabristeel”).  Headquartered in Singapore, Fabristeel manufactures hot and cold foodservice equipment in Singapore and China, and has an extensive service and distribution network in more than ten countries, with sales offices in Shanghai, Beijing and Malaysia.  The total cost was £15.7m represented by £15.1m paid on completion, £0.3m paid as a result of levels of working capital and cash, and acquisition expenses of £0.3m.  This transaction has been accounted for by the purchase method of accounting.

23.       ACQUISITIONS (CONTINUED)

	Book value	Fair value adjustments	Fair values
	£m	£m	£m
Net assets acquired:
Property, plant and equipment	2.1	0.7	2.8
Inventories	2.7	(0.9)	1.8
Trade and other receivables	2.0	—	2.0
Cash and cash equivalents	0.3	—	0.3
Trade and other payables	(1.8)	(0.1)	(1.9)
Deferred tax liability	—	(1.1)	(1.1)
Intangible assets:
- brands	—	2.7	2.7
- other intangibles assets	—	1.1	1.1
	5.3	2.4	7.7
Goodwill			8.0
Total consideration			15.7

Satisfied by:
Cash paid			15.4
Attributable costs			0.3
			15.7

Net cash outflow arising on acquisition:
Cash consideration, including costs			15.7
Cash and cash equivalents acquired			(0.3)
			15.4

In accordance with the requirements of IFRS3 “Business Combinations” the fair value adjustments, previously shown in the 2007 financial statements as provisional, have now been finalised, without further adjustment.

The amount of revenue and profit before amortisation of acquisition intangibles and tax since the acquisition date that is included in the Group’s results for the 52 weeks ended 29 September 2007 was £7.6m and £0.1m respectively.

If the acquisition of Fabristeel had been completed on the first day of the Group’s financial year, the Group’s revenues and profit attributable to equity holders would have been £808.2m and £41.5m respectively.

The goodwill arising on the acquisition is attributable to the distribution network and access to new customers arising from the future manufacturing and distribution of the Group’s products into the Asian market.

(iii) On 17 September 2007, Cleveland Range L.L.C., a subsidiary company, acquired certain net assets of JC Pardo & Sons Inc (“Pardo”) for a net total consideration of $1.2m (£0.6m) satisfied in cash, subject only to adjustment for final net assets. Pardo, based in the US is a manufacturer of high volume food production systems concentrating on cook-chill solutions. This transaction has been accounted for by the acquisition method of accounting. £0.1m of net assets were acquired and, along with £0.1m of other intangible assets, make up the provisional fair value of £0.2m. Goodwill of £0.5m arose on the acquisition. Attributable costs of £0.1m were accrued.

24.       PROVISIONS

	Property and environmental provisions	Warranty	Other	Total Group
	£m	£m	£m	£m
Analysis of movement in provisions:
As at 30 September 2006	7.2	29.6	4.0	40.8
Additional provision recognised	0.8	17.9	0.6	19.3
Provision utilised	(1.9)	(15.8)	(1.5)	(19.2)
Provision released to profit and loss	—	(2.9)	—	(2.9)
Currency realignment	(0.2)	(2.1)	(0.2)	(2.5)
At the end of the period	5.9	26.7	2.9	35.5
Disclosed as:
Current provisions	1.3	14.4	0.2	15.9
Non-current provisions	4.6	12.3	2.7	19.6
As at 29 September 2007	5.9	26.7	2.9	35.5
Additional provision recognised	(0.2)	13.9	42.0	55.7
Provision utilised	(1.8)	(13.0)	(5.4)	(20.2)
Provision released to profit and loss	(0.3)	(3.5)	—	(3.8)
Currency realignment	0.4	2.6	(0.1)	2.9
As at 27 September 2008	4.0	26.7	39.4	70.1
Disclosed as:
Current provisions	1.1	17.7	37.0	55.8
Non-current provisions	2.9	9.0	2.4	14.3

Property provisions relate primarily to lease payments under onerous contracts. Based off the Group’s rental projections, £1.1m is expected to be settled within the next year (2007: £1.3m). The remainder, disclosed as non-current, is expected to be settled on leases that go out to 2017.

The Group records warranty liabilities as described in the Group’s critical accounting policies in note 2.

As at 27 September 2008 the Group had provisions for other obligations totaling £39.4m which includes amounts in respect of litigation settlements, dilapidations, contractual disputes and other deferred payments. £37.0m has been disclosed as current and £2.4m as non-current based on management’s best estimate of the timing of the obligations.

The Group also has obligations under pension and other post-retirement obligations. See note 28 below.

25.                     SHARE CAPITAL

	2008	2007	2008	2007
	Number	Number	£m	£m
a) Number and value of shares
Ordinary shares of 10p each
Authorised	558,096,065	562,356,065	55.8	56.2
Issued and fully paid	368,896,486	368,899,234	36.9	36.9
Enodis Limited has only one class of ordinary shares which carries no right to fixed income

	number	number
b) Movement of ordinary shares during the period
At the beginning of the period	368,899,234	405,387,999
Shares repurchased	(1,700,000)	(40,203,935)
Share options exercised	1,697,252	3,715,170
At the end of the period	368,896,486	368,899,234

The proceeds of the exercises of share options in the period amounted to £2.6m (2007: £3.2m, 2006: £1.4), including £0.9m (2007: £0.2m, 2006: nil) received from the ESOP trust.

Pursuant to resolutions approved at the Annual General Meetings of the Company on 16 February 2006 and 8 February 2007, during the 52 weeks ended 27 September 2008, 1.7m 10p ordinary shares with an aggregate nominal value of £0.2m.

25.                     SHARE CAPITAL (CONTINUED)

representing approximately 0.5% of the Company’s issued share capital at 30 September 2007, have been purchased for cancellation. All of these shares were cancelled in the period to 27 September 2008. Distributable reserves have been reduced by £2.0m, being the consideration paid and payable for these shares and associated transaction costs.

26.       RESERVES

	Share Capital	Share Premium	Retained Earnings	Foreign currency translation and hedging reserve	Other reserves	ESOP trust	Group total
	£m	£m	£m	£m	£m	£m	£m
Analysis of movement in reserves:
As at 30 September 2006	40.5	1.7	217.3	(4.4)	4.6	(2.4)	257.3
Retained profit/(loss) for period	—	—	41.0	—	—	—	41.0
Shares issued	0.4	2.8	—	—	—	—	3.2
Share buy-backs	(4.0)	—	(81.8)	—	4.0	—	(81.8)
Actuarial gains/(losses)	—	—	(3.6)	—	—	—	(3.6)
Share-based payments expense	—	—	—	—	0.9	—	0.9
Tax on items taken directly to equity	—	—	2.7	—	—	—	2.7
Dividends paid	—	—	(14.0)	—	—	—	(14.0)
Other gains and losses recognised directly in equity	—	—	—	4.2	—	—	4.2
Transfers to profit and loss for cash flow hedges	—	—	—	(0.5)	—	—	(0.5)
Exercise of share-based payments	—	—	1.5	—	(1.5)	0.2	0.2
Currency realignment	—	—	—	(15.8)	—	—	(15.8)
As at 29 September 2007	36.9	4.5	163.1	(16.5)	8.0	(2.2)	193.8
Retained profit/(loss) for the period	—	—	(23.1)	—	—	—	(23.1)
Shares issued	0.2	1.5	—	—	—	—	1.7
Share buy-backs	(0.2)	—	(2.1)	—	0.2	—	(2.0)
Actuarial gains/(losses)	—	—	(7.0)	—	—	—	(7.0)
Share-based payments expense	—	—	—	—	1.2	—	1.2
Tax on items taken directly equity	—	—	9.3	—	—	—	9.3
Dividends paid	—	—	(18.3)	—	—	—	(18.3)
Other gains and losses recognised directly in equity	—	—	—	(17.2)	—	—	(17.2)
Transfer to profit and loss for cash flow hedges	—	—	—	0.8	—	—	0.8
Exercise of share-based payments	—	—	(0.5)	—	(0.6)	2.0	0.9
Currency realignment	—	—	—	36.5	—	—	36.5
As at 27 September 2008	36.9	6.0	121.4	3.6	8.8	(0.2)	176.5

ESOP trust – 87,577 ordinary shares of Enodis Limited (2007: 1,202,652) are held in an independently managed Executive Share Option Plan (“ESOP trust”). The ESOP trust, which was established in 1994, purchased shares in Enodis Limited to meet some of the future obligations under employee option schemes. Shares are distributed to specified employees upon their exercise of certain options and payment by them of the exercise price. The Group finances the ESOP trust by way of an interest free recoverable loan of £0.2m. The ESOP trust has waived the right to receive dividends on all shares held. Costs are borne by Enodis Limited and are written-off in the period in which they are incurred.

Foreign currency translation reserve – the reserve represents the currency realignment that arises on the translation of interests in the opening net assets of overseas subsidiary entities and associated undertakings, long-term foreign borrowings used to finance overseas investments, and on the translation of the profit and loss account for the period to the closing foreign exchange rate.

Hedging reserve – The Group applies hedge accounting, as defined in IAS39 (see note 22). Gains and losses on certain derivative instruments are recognised in the hedging reserve (to the extent that the hedge is effective). Gains and losses are released to profit and loss at the same time as the hedged item impacts earnings.

Other reserves include the Group’s reserve for share options where a charge for the option has been recognised but the option has yet to be exercised and the capital redemption reserve in respect of the cancellation of 41.9m shares, with a nominal value of £4.2m, arising from the Group’s share buyback programme.

27.                    SHARE-BASED PAYMENTS

The Group has two principal share option schemes in place for certain employees with outstanding grants as follows:

•                  Executive Share Scheme (1995);

•                  Executive Share Scheme (2001).

The Group has also granted shares under its performance share plan.

Exercises of the awards under the Group’s share option schemes and performance share plan are generally settled by using new shares of Enodis Limited.

Under the executive option scheme rules, options are exercisable at a price being the higher of the closing quoted market price of Enodis Limited’s shares on the dealing day prior to the date of grant and on the date of grant itself. The performance share plan will deliver an award of shares, at no cost, provided that prescribed performance conditions over the vesting period have been met.

The above plans have a three year vesting period and are subject to prescribed Total Shareholder Return (“TSR”) thresholds being met. Additionally, no options or performance shares may vest unless the Remuneration Committee is satisfied that there has been a sustained improvement in the Group’s underlying financial performance.

If options and performance shares remain unexercised after a period of ten years from the date of grant, the awards expire. In most cases, the awards are forfeited if the employee leaves the Group before they vest.

The Group recognised a total charge of £1.1m (2007: £0.9m) relating to equity settled share-based payments during the period.

27.       SHARE-BASED PAYMENTS (CONTINUED)

Details of the principal share-based payments in issue over the last two years are as follows:

	Sharesave Scheme		Executive Share Scheme		Executive Share Scheme
	(1992)		(1995)		(2001)		Performance Share Plan
	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price
		£		£		£		£
Outstanding at 30 September 2006	5,783	2.10	752,927	2.06	18,927,187	0.89	—	—
Granted in the period	—	—	—	—	2,256,359	2.03	589,514	1.99
Exercised in the period (i)	—	—	(123,497)	1.17	(3,539,322)	0.85	—	—
Forfeited in the period	—	—	(36,435)	2.61	(492,721)	1.16	—	—
Expired in the period	(5,783)	2.10	(24,699)	1.17	—	—	—	—
Outstanding at 29 September 2007	—	—	568,296	2.26	17,151,503	1.04	589,514	1.99
Granted in the period (ii)	—	—	—	—	131,396	0.50	2,424,841	1.50
Exercised in the period	—	—	(142,016)	2.13	(2,670,310)	0.92	—	—
Forfeited in the period	—	—	—	—	(37,400)	1.29	(96,000)	1.76
Expired in the period	—	—	(18,524)	2.13	(292,050)	2.00	—	—
Outstanding at 27 September 2008	—	—	407,756	2.31	14,283,139	1.05	2,918,355	1.59
Weighted average remaining contractual life (years) as at 27 September 2008	—	—	1.31	—	5.76	—	2.20	—
Exercisable as at:
29 September 2007	—	—	568,296	2.26	9,645,826	0.76	—	—
27 September 2008	—	—	407,756	2.31	10,135,349	0.81	—	—

(i) In addition, 52,351 (2006: nil) shares were issued by the Company in respect of share options granted under the 1993 Executive Share Scheme. The remaining 12,349 options granted under this Scheme will be satisfied by the transfer of shares held in the ESOP trust.

(ii) During the period the Remuneration Committee, at its discretion, extended the exercise period in respect of 131,396 options at a price of £0.50.  These options relate to a former employee and now expire on 15 March 2009.

The maximum aggregate number of shares over which options or performance shares may currently be granted under all schemes cannot exceed 10% of the nominal share capital of the Company on the date of grant.

27.       SHARE-BASED PAYMENTS (CONTINUED)

The following table summarises the Group’s share options outstanding and share options that are exercisable as at 27 September 2008:

	Options outstanding			Options exercisable
	Number of options	Weighted average remaining contractual life	Weighted average exercise price	Number of options	Weighted average exercise price
		(years)	£		£
Range of exercise prices
£0.49–£1.00	7,764,354	4.64	0.72	7,764,354	0.72
£1.01–£1.50	4,489,426	6.58	1.19	2,330,995	1.09
£1.51– £2.00	61,699	5.69	1.76	24,699	1.75
£2.01–£2.50	2,202,294	7.56	2.03	249,935	2.11
£2.51– £3.02	173,122	1.76	2.61	173,122	2.61
£0.49–£3.02	14,690,895	5.64	1.09	10,543,105	0.87

None of the Group’s performance shares were capable of vesting as at 27 September 2008.

The weighted average share price at the date of exercise during the 52 weeks to 27 September 2008 was £0.96.

Following the Group’s transition to IFRS on 3 October 2004, all share-based payments subsequent to 7 November 2002 are measured at fair value at the date of grant. In accordance with IFRS, no accounting charge has been recognised for options issued prior to 7 November 2002. Details of the movement in share options over the last two years that were issued prior to 7 November 2002 are as follows:

	Sharesave Scheme		Executive Share Scheme		Executive Share Scheme
	(1992)		(1995)		(2001)
	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price
		£		£		£
Outstanding at 30 September 2006	5,783	2.10	752,927	2.06	2,147,078	0.91
Exercised in the period	—	—	(123,497)	1.17	(482,251)	0.92
Forfeited in the period	—	—	(36,435)	2.61	(131,396)	0.50
Expired in the period	(5,783)	2.10	(24,699)	1.17	—	—
Outstanding at 29 September 2007	—	—	568,296	2.26	1,533,431	0.95
Granted in the period (i)	—	—	—	—	131,396	0.50
Exercised in the period	—	—	(142,016)	2.13	(314,921)	0.86
Forfeited in the period	—	—	(18,524)	2.13	—	—
Expired in the period	—	—	—	—	—	—
Outstanding at 27 September 2008	—	—	407,756	2.31	1,349,906	0.93
Weighted average remaining contractual life (years) as at 27 September 2008	—		1.31		3.51
Options exercisable as at:
29 September 2007	—	—	568,296	2.26	1,533,431	0.95
27 September 2008	—	—	407,756	2.31	1,349,906	0.93

(i) During the period the Remuneration Committee, at its discretion, extended the exercise period in respect of 131,396 options at a price of £0.50.  These options relate to a former employee and now expire on 15 March 2009.

No further options were granted in the current financial period. During the previous financial period, options were granted on 4 January 2007 with a fair value per option of £0.53. These fair values were calculated using the Black-Scholes valuation model, as well as incorporating a discount for the schemes’ market based performance conditions.

27.       SHARE-BASED PAYMENTS (CONTINUED)

The fair value is charged to the income statement on a straight-line basis over the options vesting period. Inputs into the valuation model in the prior period were as follows:

2007
Weighted average share price £	2.03
Weighted average exercise price £	2.03
Weighted average expected volatility	24.9%
Expected life (years)	6.5
Risk free interest rate	5.0%
Expected dividend yield	1.5%
Discount for effects of market based performance conditions	15%

Expected volatility was determined by reference to the historical volatility of Enodis Limited’s share price over a range of three to four years. The periods of historical volatility that were used are considered as suitable estimates for the future volatility over the estimated life of the option. In determining the expected life of the share options management gave consideration to the three year vesting period and the contractual life of ten years from the date of grant. The mid-point of this range was used, which management believe accommodates the effects of the potential for certain option holders to exercise their options at an earlier date. At the end of each reporting period Management assesses its estimates in relation to forfeitures. Over recent years the Group’s forfeiture rate has been low.

The Group also has an obligation to pay a cash amount of £0.4m to Mr. McCulloch should he exercise a grant of options made in August 2003. The Group has recognised a liability for this amount as at 27 September 2008.

During the financial year 1,651,909 performance shares were granted on 7 January 2008 and 772,932 were granted on 8 February 2008. The fair values (per share) were £0.67 and £0.91 respectively. In the prior period, the 589,514 performance shares granted comprised a grant of 506,529 shares on 6 June 2007 and another grant of 82,985 shares on 13 September 2007. The fair values (per share) were £1.00 and £1.03, respectively.

The fair value of the performance shares that have been granted was determined using a stochastic valuation model which takes account of the schemes’ market based performance conditions. The main assumptions used to value the performance shares were as follows:

	2008	2007
Weighted average share price £	1.50	1.99
Weighted average expected volatility	23.0%	21.2%
Expected life (years)	3	3
Risk free interest rate	4.2%	5.6%
Expected dividend yield	0%	0%

Expected volatility has been determined by reference to the historical volatility of Enodis Limited’s share price over the preceding three year period, which is considered a suitable estimate for the future volatility over the three year vesting period of the Performance Shares. Management assesses at the end of each reporting period its estimates in relation to forfeitures. Over recent years the Group’s forfeiture rate has been low.

28.                   PENSION AND OTHER POST-RETIREMENT OBLIGATIONS

The Group operates a number of pension schemes; both defined benefit and defined contribution. The Group’s key pension arrangements include:

a)                          A number of the Group’s UK employees are members of a defined benefit arrangement with assets held in separate trustee administered funds. In addition, the Group offers UK employees a defined contribution arrangement.

b)                         A number of the Group’s US employees participate in a 40 1(k) plan, which is a defined contribution arrangement. Additionally, the Group has two post-retirement medical plans in the US.

c)                          Some of the Group’s US employees also participate in a defined benefit arrangement with frozen accrued benefits. In this arrangement, benefits under defined benefit plans for hourly paid employees are based on a fixed multiple of the length of service and for salaried employees are based on a percentage of earnings during the period of their employment.

d)                         The Group has a number of other small defined benefit arrangements in North America, the UK and continental Europe.

In the US, the Group also has a defined contribution and a defined benefit plan where the assets are held under Rabbi Trusts.

28.                   PENSION AND OTHER POST-RETIREMENT OBLIGATIONS (CONTINUED)

The Group accounts for pensions and other post-retirement obligations under IAS19 “Employee Benefits”. The Group’s pension costs, balance sheet positions and additional pension related note disclosures have been determined in consultation with independent, qualified actuaries.

The balance sheet position for the Group’s pension and post-retirement medical obligations is summarised below:

	2008	2007	2006	2005
	£m	£m	£m	£m
Defined benefit schemes – fair value of plan assets	101.8	111.4	112.9	108.9
Defined benefit schemes – fair value of plan liabilities	(119.8)	(122.2)	(122.9)	(124.1)
	(18.0)	(10.8)	(10.0)	(15.2)
Rabbi Trust defined contribution scheme liabilities	(2.4)	(2.7)	(2.4)	(2.4)
	(20.4)	(13.5)	(12.4)	(17.6)
Disclosed as:
Pension and other post-retirement assets	—	4.6	9.3	5.3
Pension and other post-retirement liabilities	(20.4)	(18.1)	(21.7)	(22.9)
	(20.4)	(13.5)	(12.4)	(17.6)

The benefits associated with the Group’s defined benefit plans are generally based on a formula recognising length of service and final average earnings. The principal assumptions used for the purpose of the actuarial valuations were as follows:

	2008	2007
Discount rate	5.8-7.5	5.3-6.3
Expected rate of increase in salaries	2.3-5.0	2.0-4.7
Expected rate of increase in pension payments (where appropriate)	2.3-3.5	2.0-3.2
Expected rate of increase in pensions in deferment (where appropriate)	2.3-3.5	2.0-3.2
Medical cost inflation	5.0-9.0	5.0-10.0
Price inflation	2.3-3.5	2.0-3.2

For the UK scheme, the Group has used PA92 Year of Birth tables, applying the medium cohort projections to allow for future improvements in mortality rates. Using these tables, the assumed life expectations on retirement at ages 60 and 65 are:

	2008		2007
	Age 60 years	Age 65 years	Age 60 years	Age 65 years
Retiring today:
- Males	26.8	22.0	26.7	21.9
- Females	29.7	24.8	29.6	24.8
Retiring in 20 years
- Males	27.9	23.1	27.9	23.0
- Females	30.7	25.9	30.7	25.8

In respect of the US schemes the Group has used RP 2000 tables in respect of White, Blue and No Collar (post retirement) Combined Active/Retiree Healthy Sex District Tables Projected to 2005 using scale AA. These tables reflect the following assumptions:

	2008		2007
	Age 60 years	Age 65 years	Age 60 years	Age 65 years
Retiring today:
- Males	21.3–22.2	17.3–18.1	21.3–22.2	17.3–18.1
- Females	24.1–24.7	19.8–20.4	24.1–24.7	19.8–20.4
Retiring in 20 years
- Males	21.3–23.0	17.3–18.7	21.3–23.0	17.3–18.7
- Females	24. 1–25.2	19.8–20.9	24. 1–25.2	19.8–20.9

The figures for the Group’s UK Scheme have been based on a full actuarial valuation as at 31 March 2007. For the Group’s pension and other post-retirement obligations in the US, the figures have been based on full actuarial valuations as at 1 January 2007. All valuations are updated for IAS 19 purposes at each year end.

28.                   PENSION AND OTHER POST-RETIREMENT OBLIGATIONS (CONTINUED)

The assets in the Group’s defined benefit schemes and the expected rates of return were:

	Long-term rate of return expected at 27 September 2008	Value at 27 September 2008	Long-term rate of return expected at 29 September 2007	Value at 29 September 2007
	%p.a.	£m	%p.a.	£m
Equities	7.8-8.2	31.6	7.5-7.8	38.8
Bonds	4.5-6.2	67.7	4.5-5.8	71.4
Other	4.7-5.0	2.5	3.0-4.8	1.2
Total		101.8		111.4

The assets of the Group’s defined benefit schemes do not include any of the Company’s own shares, any property occupied by or other assets used by the Group.

The expected rates of return on plan assets are based on the expected rates of returns from the asset categories shown above, weighted for long-term targeted asset allocations of the Group’s various schemes.

Changes in the fair value of the Group’s defined benefit schemes’ assets are as follows:

	2008	2007
	£m	£m
Fair value at the beginning of the period	111.4	112.9
Expected return on scheme assets	6.6	6.2
Contributions by employer	2.7	3.2
Contributions by plan participants	0.2	0.1
Benefits paid	(7.1)	(6.9)
Actuarial (gain)/loss	(13.6)	(2.4)
Foreign currency movements	1.6	(1.7)
Fair value at the end of the period	101.8	111.4

The actual return on the Group’s defined benefit schemes’ assets was £(7.0)m (2007: £3.8m). Changes in the fair value of the Group’s defined benefit obligations (excluding scheme assets) are as follows:

	2008	2007
	£m	£m
Obligation at the beginning of the year	122.2	122.9
Current service cost	1.0	1.0
Interest cost	7.0	6.3
Contributions by plan participants	0.2	0.1
Benefits paid	(7.1)	(6.9)
Actuarial gain/(loss)	(6.6)	1.2
Foreign currency movements	3.1	(2.4)
Fair value at the end of the year	119.8	122.2

The funded status of the Group’s defined benefit schemes are as follows:

	2008	2007
	£m	£m
Obligations that are wholly or partly funded	(6.7)	0.2
Unfunded	(11.3)	(11.0)
	(18.0)	(10.8)

28.                   PENSION AND OTHER POST-RETIREMENT OBLIGATIONS (CONTINUED)

The history of the Group’s defined benefit pension and other post-retirement obligations are as follows:

	2008	2007	2006	2005
	£m	£m	£m	£m
Experience adjustments on scheme liabilities:
– £m	(0.4)	(0.7)	(1.4)	2.3
– as a percentage of scheme liabilities	0.3%	0.6%	1.2%	1.9%
Experience adjustments on scheme assets
– £m	(13.6)	2.5	(2.4)	9.5
as a percentage of scheme assets	13.4%	2.2%	2.1%	8.7%

Amounts recognised in profit or loss in respect of the Group’s defined benefit pension and other post-retirement obligations are as follows:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Current service cost	1.0	1.0	1.8
Interest on obligations	7.0	6.3	6.2
Less expected return on scheme assets	(6.6)	(6.2)	(6.4)
Settlement gain	—	—	(0.1)
Total operating charge	1.4	1.1	1.5

Of the charge for the period, £0.5m (2007: £0.8m) is included in cost of sales (direct labour) and £0.9m (2007: £0.3m) is included in administration costs.

Net actuarial gains/(losses) for the period were £(7.0)m (2007: £(3.6)m, 2006: £4.1m) recognised through the Statement of Recognised Income and Expense. The cumulative amount of actuarial gains/(losses) recognised through the Statement of Recognised Income and Expense as at 27 September 2008 was £(1.7)m (2007: £5.3m, 2006: £8.9m).

The Group expects to contribute approximately £2.4 million to its defined benefit pension and other post-retirement obligations during 2009.

A one percentage point change in assumed healthcare cost trend rates would have nil effect on the Group’s expenses (2007: nil) and the following effect on the Group’s year end obligations:

	2008		2007		2006
	Increase	(Decrease)	Increase	(Decrease)	Increase	(Decrease)
	£m	£m	£m	£m	£m	£m
Effect on pension and post retirement benefit obligations	0.2	(0.2)	0.2	(0.2)	0.3	(0.2)

29.       CONTINGENT LIABILITIES

(i)         Enodis Corporation and several other parties have been named in a lawsuit filed in the United States Bankruptcy Court for the Northern District of Indiana, Freeland v. Enodis, et al. In the case, the bankruptcy trustee sought to hold Enodis Corporation liable as the “alter ego” of its former subsidiary Consolidated Industries Corporation (“Consolidated”), for the debts and other liabilities of Consolidated. Enodis Corporation sold Consolidated to an unrelated party in 1998. Shortly after the sale, Consolidated commenced bankruptcy proceedings. In addition to the “alter ego” claim, the trustee asserted a variety of bankruptcy and equitable claims seeking to recover up to $37m paid by Consolidated to the Enodis Group between 1988 and 1998. On 7 January 2003, the United States District Court entered a partial summary judgement for $8.6m against Enodis Corporation in relation to the complaint by the trustee that the purchase price paid to Enodis for the share capital of Consolidated was a fraudulent transfer under US bankruptcy law. On 28 July 2004, the Bankruptcy Court issued an opinion dismissing all claims against all defendants other than Enodis Corporation, and held that the trustee was not entitled to assert the alter ego claims against Enodis Corporation. However, the Court also held that the trustee was entitled to recover $30m paid by Consolidated, plus prejudgement interest, for a total of approximately $43m. This judgement is in addition to the summary judgement issued by the United States District Court in 2003.

Enodis Corporation appealed the adverse portion of the decision of the Bankruptcy Court and the previous adverse decision of the District Court. On 31 October 2006 the District Court upheld the rulings of the Bankruptcy Court with respect to the dismissal of all claims against the defendants other than Enodis, the denial of the trustee’s alter ego claim against Enodis and the judgement against Enodis.

29.       CONTINGENT LIABILITIES (CONTINUED)

Both Enodis and the trustee appealed the court’s judgements to the United States Court of Appeals for the Seventh Circuit. On 2 September 2008, the Court of Appeals rendered its decision. The Court of Appeals upheld a substantial portion of the judgment, ruling that the transfers made by Consolidated to Enodis between 1989 and 1995 are recoverable as fraudulent transfers. However, the Court of Appeals remanded certain issues and claims to the lower courts for further proceedings; i.e., Consolidated’s solvency after 1995, the bankruptcy trustee’s alter ego and veil piercing claims, and the 1998 sale transaction. The bankruptcy trustee recently filed a motion with the Court of Appeals to recall the mandate in the appeal, seeking a determination as to when post-judgment interest should accrue on the judgment.  Enodis Corporation has responded that motion, and the issue has now been fully briefed.

The Group is also involved in other Consolidated lawsuits alleging total damage claims of $6.2m. These claims are currently pending and we continue to defend them vigorously. Other parties in cases pending against Consolidated have threatened to sue Enodis Corporation as Consolidated’s alter ego.

See notes 7 and 24 for more information.

(ii)                      There are customary taxes and other warranties and indemnities in respect of companies and businesses sold in previous years.

30.       LEASE OBLIGATIONS

a)                          Obligations under finance leases:

From time to time the Group enters into finance leases for certain items of property, plant and equipment. The following amounts are payable under the Group’s finance leases:

	Minimum lease payments		Present value of minimum lease payments
	2008	2007	2008	2007
	£m	£m	£m	£m
Within one year	0.2	0.2	—	—
Greater than one year but not greater than five years	0.7	0.7	0.7	0.7
Greater than five years	1.0	1.0	0.4	0.4
	1.9	1.9	1.1	1.1
Less future finance charges	(0.8)	(0.8)
Present value of lease obligations	1.1	1.1
Disclosed as:
Non-current liabilities (note 21)	1.1	1.1

£nil (2007: £0.1m) of the Group’s finance lease obligations relate to plant and machinery with the balance of £1.1m (2007: £1.0m) relating to land and buildings. The above leases cover a range of lease terms and borrowing rates. The fair value of the Group’s lease obligations approximates their carrying amount.

b)                          Operating leases:

	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006
	£m	£m	£m
Operating lease costs include:
Minimum lease payments	10.7	9.6	8.7
Other costs	0.2	1.2	1.4
Total	10.9	10.8	10.1

30.       LEASE OBLIGATIONS (CONTINUED)

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2008	2007

	£m	£m
Within one year	9.8	9.0
Greater than one year but not greater than five years	27.7	23.5
Greater than five years	27.7	17.7
	65.2	50.2

The above operating lease commitments predominately relate to land and buildings extending out as far as 2021. None of the Group’s operating leases have any covenants relating to the payment of dividends, incurring of additional debt or restrictions on entering into additional leases.

Certain of the Group’s leased properties have been sub-let. During the period £1.0m (2007: £1.1m) of income was recognised in income for sub-let properties. At the balance sheet date the Group had contracted with tenants for the following future minimum lease payments:

	2008	2007

	£m	£m
Within one year	1.0	1.1
Greater than one year but not greater than five years	2.7	3.2
Greater than five years	0.4	1.0
	4.1	5.3

31.       RELATED PARTY TRANSACTIONS

Transactions between Enodis Limited and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its joint venture are disclosed below:

Trading transactions:

	Purchase of goods			Amounts owed to related parties
	52 weeks to 27 September 2008	52 weeks to 29 September 2007	52 weeks to 30 September 2006	2008	2007	2006
	£m	£m	£m	£m	£m	£m
Welbilt Manufacturing (Thailand) Limited	—	—	0.7	—	—	0.2

Purchases were made at market price, discounted to reflect the quantity of goods purchased. The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received.

Remuneration of key management personnel:

The Group’s key management personnel include the Directors and other members of the senior management team. In accordance with IAS24 “Related Party Disclosures”, key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, including any Director (executive and non-executive) of the Group. The short-term employee benefit expense relating to these individuals was £7.1m (2007: £5.7m; 2006: £5.9m) and a share option expense of £0.7m (2007: £0.4m; 2006: £0.8m). Additionally, the post-employment benefit expense recognised was £0.6m (2007: £0.4m; 2006: £0.5m).

32.       PRINCIPAL SUBSIDIARIES

The principal subsidiaries and investment in the joint venture of the Group at 27 September 2008 are set out below. All these interests are held indirectly by Enodis Limited except for Enodis Holdings Limited and are consolidated within these financial statements, other than the group’s joint venture which is accounted for using the equity method of accounting. The Group has restricted the information to its principal subsidiaries as full compliance with Section 231 of the Companies Act would result in a statement of excessive length.

32.       PRINCIPAL SUBSIDIARIES (CONTINUED)

	Country of incorporation and operation	Percentage held at 27 September 2008	Details of holding share capital
Food equipment
Castel MAC S.P.A	Italy	100	8,300,000 €0.52 shares
Cleveland Range, L.L.C	USA	100	n/a
Cleveland Range, Ltd.	Canada	100	32,449 Class A no par value shares
Convotherm Elektrogerate	Germany	100	1,533,875 €6 shares
Convotherm Singapore Pte Ltd	Singapore	100	100,000 $1 shares
Convotherm India Private Limited	India	100	1,000 €1.500 shares
Enodis Corporation	USA	100	100 US$0.01 par value common stock
Enodis Deutschland GmbH	Germany	100	25,000 €50 shares
Enodis France SA	France	100	7,500 €16 shares
Enodis Foodservice Equipment (Shanghai) Limited	China	100	1,420,000 US$1.00 ordinary shares
Enodis Group Limited	England	100	700,000,001 £1 ordinary shares
Enodis Holdings Limited	England	100	364,885,489 £1 ordinary shares
Enodis UK Limited	England	100	5,000 £1 ordinary shares
Fabristeel (M) Sdn Bhd	Malaysia	100	200,000 1MYR ordinary shares
Fabristeel Private Limited	Singapore	100	3,000,000 1SGD shares
Frau Foodservice S.A.U	Spain	100	200 €300.50 shares
Frimont S.p.A	Italy	100	16,000 €516.46 shares
Frymaster L.L.C	USA	100	n/a
Garland Commercial Industries LLC	USA	100	10 no par value common stock
Garland Commercial Ranges, Limited	Canada	100	2,000 no par value common stock
Jackson MSC L.L.C	USA	100	100 shares no par value common stock
Kysor Industrial Corporation	USA	100	100 US$1 par value common stock
Lincoln Foodservice Products L.L.C	USA	100	1,000 no par value common stock
Ice Works, Milano SrL	Italy	95	n/a
Merco/Savory L.L.C	USA	100	3,000 no par value common stock
Merrychef Limited	England	100	44,800 £1 ordinary shares
Mile High Equipment L.L.C	USA	100	200 no par value common stock
Nanhai Fabristeel Kitchen Ware Co Ltd	China	100	n/a
New Ton Food Equipment Co. Ltd	Thailand	99.9	1,959,995 Thai Baht ordinary shares
Scotsman Beverage Systems Limited	England	100	406,500,000 1p ordinary shares
Scotsman Beverage Systems Limited	England	100	500,000 £1 deferred shares
Scotsman Group L.L.C.	USA	100	1,000 US$1 par value common stock
Scotsman Ice Systems (SA) PTY Ltd	South Africa	51	51 1 Rand shares
Scotsman Ice Systems (Shanghai) Co Ltd	China	100	1 share of 2,150,000 US$shares
Shanghai Fabristeel Foodservice Int Trade Co. Ltd	China	100	n/a
Teuros S.A.U	Spain	100	400 €225.38 shares
The Delfield Company L.L.C	USA	100	100 US$0.01 par value common stock
Viscount Catering Limited	England	100	1,500,000 £1 ordinary shares
Welbilt Manufacturing (Thailand) Limited (joint venture)	Thailand	50	9,333,333 10 Thai Baht Class A ordinary shares
TRUpour Limited	Ireland	100	72,500 €1.27 shares
Welbilt Walk-Ins, L.P.	USA	100	n/a
Technyform Production SA	France	100	2,500 €1 shares
Ice Systems (PTY) Ltd	South Africa	100	100 1 Rand shares
Kysor Warren Services S.DE R.L DE C.V	Mexico	99	2,970 1 Mexican Peso
Kysor Warren de Mexico S.DE R.L DE C.V	Mexico	100	68,815,050
Property
Enodis Investments Limited	England	100	65,775,400 50p ordinary shares
Enodis Investments Limited	England	100	145,805,094 50p preferred ordinary shares
Enodis Property Developments Limited	England	100	38,343,713 £1 ordinary shares

Consolidated subsidiaries not listed above are either dormant or used only as vehicles to hold the shares of certain non-operating companies

33.      EVENTS AFTER THE BALANCE SHEET DATE

On 27 October 2008, the Manitowoc Company, Inc (“Manitowoc”), having received the necessary regulatory, antitrust and court approvals, completed the acquisition of the Company at a price of 328p per share.

Antitrust clearances

Pursuant to this acquisition the regulatory antitrust clearance received, inter alia, from the United States Department of Justice Antitrust Division and the European Commission, required the disposal of the global ice machine operations of the Enodis Group. The businesses that will be sold are operated under the Scotsman, Ice-O-Matic, Simag, Barline, Icematic and Oref brand names.  Manitowoc has also agreed to sell certain non-ice businesses of Enodis located in Italy that are operated under the Tecnomac and Icematic brand names.  The results in respect of the US Scotsman and Ice-O-Matic businesses are included in the disclosures for the Foodservice Equipment North America operations and the balance of the results of the ice businesses are included within the disclosures for Foodservice Equipment Europe and Asia.

Prior to disposal, the antitrust clearances require that the ice businesses are treated as standalone operations, in competition with, inter alia, Manitowoc.

Borrowing facilities

As a result of the acquisition, certain change of control provisions were triggered under both the $400m Enodis Holdings Ltd Revolving Credit Facility (“RCF”) and the $250m Enodis Limited US Private Placement Notes (“Notes”). Enodis Holdings Ltd elected to fully repay and cancel the RCF on 10 November 2008 and on the same day, the Company elected to make a voluntary prepayment of the Notes, including all accrued interest, make whole and prepayment premium as required under the terms of the Notes.

Executive share option and performance shares

As a result of the acquisition, all outstanding executive share options vested in full and either, the option holder acquired the shares for the exercise price and then the shares were acquired by Manitowoc for 328p, or a cash settlement of the equivalent of the difference between the acquisition price of 328p and the option exercise price was paid to the option holder.

In accordance with the rules of the performance share plan, performance shares vested on 27 October 2008 on a time apportioned basis.  In accordance with the terms of the offer, Manitowoc paid cash compensation equivalent to 328p per share as if all the shares had vested and been acquired.